     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 1, 2002
                                                     REGISTRATION NO. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               -----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               -----------------

                        Encompass Services Corporation
            (Exact Name of Registrant as Specified in Its Charter)

                       Texas                   76-0535259
                  (State or Other                (I.R.S.
                   Jurisdiction          Employer Identification
                of Incorporation or              Number)
                   Organization)

                         3 Greenway Plaza, Suite 2000
                             Houston, Texas, 77046
                                (713) 860-0100
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                              Gray H. Muzzy, Esq.
             Senior Vice President, General Counsel and Secretary
                        Encompass Services Corporation
                         3 Greenway Plaza, Suite 2000
                             Houston, Texas 77046
                                (713) 860-0100
   (Name, Address, Including Zip Code, and Telephone Number, Including Area
                          Code,of Agent For Service)

                               -----------------

                                   Copy To:
                             Edgar J. Marston III
                         Bracewell & Patterson, L.L.P.
                       711 Louisiana Street, Suite 2900
                           Houston, Texas 77002-2781
                                (713) 221-1315

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                                             Proposed
                    Title of Each Class of                               Maximum Aggregate    Amount of
                Securities to be Registered(1)                           Offering Price(2) Registration Fee
-----------------------------------------------------------------------------------------------------------
Nontransferable Common Stock Purchase Rights............................        $(3)             $(3)
-----------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value per share, issuable upon
  exercise of nontransferable rights                                       $50,000,000(4)       $4,600
--------------------------------------------------------------------
Series C Convertible Participating Preferred Stock, $0.001 par
  value per share, issuable upon exercise of nontransferable rights, by affiliates of Apollo Management IV, L.P.
-----------------------------------------------------------------------------------------------------------
Series C Convertible Participating Preferred Stock, $0.001 par value per
  share, issuable pursuant to securities purchase agreement(5)..........   $22,500,000(6)       $2,070
-----------------------------------------------------------------------------------------------------------
                                                                            $72,500,000         $6,670
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

(1) This registration statement relates to (a) nontransferable rights to purchase shares of common stock of Encompass Services Corporation, or the company, which rights will be issued to holders of common stock, certain options, warrants, and outstanding 7.25% convertible participating preferred stock of the company, (b) the shares of common stock deliverable upon exercise of nontransferable rights pursuant to the rights offering and
    (c) shares of the series c convertible participating preferred stock of the company to be sold to affiliates of Apollo Management IV, L.P., or Apollo, pursuant to the Securities Purchase Agreement dated as of June 27, 2002 to the extent that an insufficient number of shares of common stock is available upon expiration of the rights offering to fulfill the commitment of the affiliates of Apollo to acquire $35 million of equity securities of the company.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(3) The nontransferable rights are being issued without consideration.
(4) Represents the gross proceeds from the assumed exercise of all nontransferable rights issued.
(5) Includes an indeterminate number of shares of common stock that will be issued upon the automatic conversion of the series c convertible participating preferred stock to the extent authorized shares of common stock are available for that purpose at the time of the closing of the rights offering.
(6) Represents the gross proceeds from the maximum number of shares of series c convertible participating preferred stock that will be sold to the affiliates of Apollo pursuant to the Securities Purchase Agreement if the company's other shareholders acquire their maximum allocation of common stock under the rights offering.

                               -----------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until this registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

================================================================================

                               EXPLANATORY NOTE

   The subscription price for our shares of common stock referred to in this Registration Statement shall be equal to the average of the last reported sales prices (or in case no reported sale takes place on any day, the average of the closing bid and asked prices on that day) of our common stock on the New York Stock Exchange for the ten consecutive business days beginning on July 1, 2002; provided however that the subscription price shall in no event be higher than $0.70 per share or lower than $0.55 per share. The last reported sales price of our common stock on the New York Stock Exchange on June 28, 2002, the date of the public announcement of the rights offering and related transactions described in this Registration Statement, was $0.57. The purchase price for each of our shares of series c convertible participating preferred stock
referred to in this Registration Statement shall be $         per share, being
the aggregate subscription price of the two shares of common stock into which it is convertible.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JULY 1, 2002
PROSPECTUS

[LOGO] ENCOMPASS
                        Encompass Services Corporation

                                Shares of Common Stock

                               -----------------

   We are distributing at no charge to holders of our common stock, warrants, 7.25% convertible participating preferred stock and certain of our options, nontransferable subscription rights to purchase up to an aggregate of
shares of our common stock at a cash subscription price of $     per share. If
you exercise your rights in full, you may over-subscribe for the purchase of additional shares that remain unsubscribed at the expiration of the rights offering, subject to availability and allocation of shares among persons exercising this over-subscription privilege. You will not be entitled to receive any rights unless you hold of record shares of our common stock, warrants, shares of 7.25% convertible participating preferred stock or certain
of our options as of the close of business on           , 2002.

   This rights offering is being made in connection with the recent amendment of the covenants in our bank credit facility. The amendment requires a $31 million prepayment of our outstanding bank loans by October 15, 2002, and the first $31 million of the net proceeds of this offering will be applied to this prepayment.

   Two affiliates of Apollo Management IV, L.P., or the Apollo Shareholders, are the owners of approximately 25.2% of our outstanding voting stock. They have agreed with us to exercise all of their rights, including over-subscription rights, and purchase an aggregate of $35 million of common stock in the rights offering. However, to the extent that a sufficient number of shares of common stock is not available for purchase by the Apollo Shareholders at the expiration of the rights offering, the Apollo Shareholders have agreed to purchase shares of series c convertible participating preferred
stock at $     per share, being the aggregate subscription price of the two shares of common stock into which it is convertible. The principal terms of the series c convertible participating preferred stock and the common stock are identical except that the series c convertible participating preferred stock enjoys a $0.02 per share liquidation preference over the common stock, is entitled to two votes per share and is automatically convertible into two shares of our common stock from time to time to the extent that we have any authorized shares of common stock available for issue upon conversion.

   Concurrently with the rights offering, we are soliciting proxies from our
shareholders for a special meeting to be held on          , 2002 to approve the
purchase of additional shares of voting securities by the Apollo Shareholders. This approval is required by the listing requirements of the New York Stock Exchange. The Apollo Shareholders have agreed to vote their shares in favor of this proposal. If we receive shareholder approval, we intend to complete the rights offering promptly following the special meeting. We are also seeking approval of an increase in the number of our authorized shares of common stock from 200 million to 275 million. If we do not receive requisite shareholder approval for the purchase by the Apollo Shareholders, the Apollo Shareholders' obligation to complete their purchase will be terminated and the rights offering may be abandoned.

   The rights will expire if they are not exercised by 5:00 p.m., New York City
time, on           , 2002, the expected expiration date of this rights
offering. We, with the consent of the Apollo Shareholders, may extend the period for exercising the rights. Rights which are not exercised by the expiration date of the rights offering will expire and will have no value. You should carefully consider whether to exercise your rights before the expiration date. Our board of directors is making no recommendation regarding your exercise of rights.

   The rights may not be sold or transferred except under the very limited circumstances described later in this prospectus.

   Shares of our common stock are traded on the New York Stock Exchange under the symbol "ESR." On June 28, 2002, the last reported sales price for our common stock was $0.57 per share.

   This prospectus also covers the shares of series c convertible participating preferred stock that may be issued to the Apollo Shareholders in connection with the satisfaction of their $35 million purchase commitment.

   AN INVESTMENT IN OUR COMMON STOCK IS VERY RISKY. YOU SHOULD CAREFULLY
CONSIDER THE RISK FACTORS BEGINNING ON PAGE    OF THIS PROSPECTUS BEFORE
EXERCISING YOUR RIGHTS.

                               -----------------

                                     Minimum Offering(1) Maximum Offering(2)
                                     ------------------- -------------------
                                     Per Share   Total   Per Share   Total
                                     ---------   -----   ---------   -----
           Subscription Price.......     $         $         $         $
           Estimated Expenses.......     $         $         $         $
                                         -         -         -         -
           Net Proceeds to Encompass     $         $         $         $
                                         =         =         =         =

--------
(1) Assumes that the Apollo Shareholders exercise their rights and acquire $35 million in common stock and that all other rights expire unexercised.
(2) Assumes that all rights are fully subscribed and that the Apollo Shareholders purchase an additional $22.5 shares of series c convertible participating preferred stock pursuant to their commitment to invest $35 million.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -----------------

               The date of this prospectus is           , 2002.

                               TABLE OF CONTENTS

                                                                     Page
                                                                     ----
      Incorporation of Certain Documents by Reference...............  ii
      Questions and Answers About the Rights Offering............... iii
      Summary.......................................................   1
      Risk Factors..................................................   7
      Use of Proceeds...............................................  15
      Business......................................................  16
      Capitalization................................................  18
      The Rights Offering...........................................  19
      Securities Purchase Agreement.................................  31
      Other Agreements with the Apollo Shareholders.................  34
      Description of Capital Stock..................................  37
      Certain United States Federal Income Tax Consequences.........  42
      Legal Matters.................................................  43
      Experts.......................................................  43
      Where You Can Find More Information...........................  44
      Forward-Looking Statements....................................  44

      Exhibit A--Opinion dated June 25, 2002 of Lehman Brothers Inc.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The Securities and Exchange Commission, or the SEC, allows us to incorporate by reference information that we file with them, which means that we can disclose important information to you by referring you to those documents. Specifically, we are incorporating by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

   . Our Annual Report on Form 10-K for the year ended December 31, 2001, as amended by our Form 10-K/A dated July 1, 2002;

   . Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002; and

   . Our Current Report on Form 8-K filed with the SEC on June 28, 2002.

   We will provide a copy of any document incorporated by reference into this prospectus and any exhibit specifically incorporated by reference in those documents, without charge, by request directed to us at the following address and telephone number:

                        Encompass Services Corporation
                         3 Greenway Plaza, Suite 2000
                             Houston, Texas 77046
                         Attention: Investor Relations
                                 713-860-0100

   This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

   Any statement contained in this prospectus or in a document all or a portion of which is incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q: What is the rights offering?

A: The rights offering is a distribution to holders of our common stock, 7.25%
   convertible participating preferred stock and certain of our option and
   warrants, of        nontransferable subscription rights at the rate of
          rights for each share of common stock owned (or in the case of the certain options and warrants and outstanding 7.25% convertible participating
   preferred stock,        rights for each share of common stock issuable upon
   exercise or conversion) as of           , 2002, the record date.

Q: What is a subscription right?

A: Each subscription right is a right to purchase a share of our common stock and carries with it a basic subscription privilege and an over-subscription privilege.

Q: What is the basic subscription privilege?

A: The basic subscription privilege of each right entitles you to purchase one
   share of our common stock at the subscription price of $0.     per share.
   Fractional rights will be eliminated by rounding up to the next higher whole right.

Q: What is the over-subscription privilege?

A: The over-subscription privilege of each right entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of our common stock unclaimed by other holders of rights in the rights offering, at the same subscription price per share.

Q: Why are we engaging in a rights offering?

A: The rights offering is being made to raise funds to make an obligatory $31 million prepayment under our bank credit facility by October 15, 2002. We will use one-half of any remaining net proceeds in excess of $35 million for the prepayment of indebtedness outstanding under our bank credit facility and the balance for general corporate purposes, including servicing interest on outstanding indebtedness, working capital and capital expenditures. We want to give you the opportunity to participate in this fund raising effort and to purchase additional shares of our common stock at the same price that the Apollo Shareholders are paying for our securities.

Q: What happens if I choose not to exercise my subscription rights?

A: You will retain your current number of shares of common stock even if you do not exercise your subscription rights. If you choose not to exercise your subscription rights, then the percentage of our common stock that you own will decrease. However, even if you choose to exercise your subscription rights in full, your percentage ownership of our common stock may still decrease, depending upon the extent to which other rights holders exercise their subscription rights.

Q: What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, custodian bank or other nominee?

A: If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

Q: Will I be charged a sales commission or a fee by the company if I exercise my subscription rights?

A: No. We will not charge a brokerage commission or a fee to rights holders for exercising their rights. However, if you exercise your rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee.

Q: Are there any conditions to my right to exercise my subscription rights?

A: Yes. The rights offering may be cancelled if the securities purchase agreement is terminated. See "Securities Purchase Agreement--Termination of the Securities Purchase Agreement.

Q: What is the board of directors recommendation regarding the rights offering?

A: Our board of directors is not making any recommendation as to whether you should exercise your subscription rights. You are urged to make your decision based on your own assessment of the rights offering and the company.

Q: How many shares may I purchase?

A: You will receive one nontransferable subscription right for each shares of common stock (or, in the case of warrants, certain of our options and the outstanding 7.25% convertible participating preferred stock, one
   nontransferable subscription right for each        shares of common stock
   issuable upon conversion or exercise) that you owned on           , 2002,
   the record date. Each subscription right contains the basic subscription privilege and the over-subscription privilege. Each basic subscription
   privilege entitles you to purchase one share of common stock for $0.      .
   Fractional rights will be eliminated by rounding up to the next higher whole right. See "The Rights Offering--Subscription Privileges--Basic Subscription Privilege." Each over-subscription privilege entitles you to subscribe for additional shares of our common stock at the same subscription price per share on a pro-rata basis to the number of shares you purchased under your basic subscription privilege, provided you fully exercise your basic subscription privilege. "Pro-rata" means in proportion to the number of shares of our common stock which you and the other rights holders electing to exercise their over-subscription privilege have purchased by exercising your basic subscription privileges on your holdings of common stock, 7.25% convertible participating preferred stock, warrants and certain options. Over-subscriptions by holders of rights other than the Apollo Shareholders in excess of their aggregate 74.8% ownership interest in our voting securities will be prorated. See "The Rights Offering--Subscription Privileges--Over-Subscription Privilege."

   An aggregate of        rights are to be distributed to our shareholders,
   holders of certain of our options and warrant holders, including the Apollo Shareholders, with respect to their ownership of all of our outstanding 7.25% convertible participating preferred stock and warrants to purchase 1,287,500 shares of common stock. The Apollo Shareholders have agreed to exercise all of their rights and subscribe for and purchase an aggregate of $35 million in common stock in the rights offering. However, to the extent a sufficient number of shares of common stock is not available for purchase by the Apollo Shareholders at the expiration of the rights offering, the Apollo Shareholders have agreed to purchase shares of series c convertible
   participating preferred stock for $0.       per share, being the aggregate
   subscription price of the two shares of common stock into which it is convertible.

Q: What are the principal differences between the rights of the common stock and the series c convertible participating preferred stock?

A: The principal terms of the common stock and the series c convertible participating preferred stock are identical except that the series c convertible participating preferred stock enjoys a $0.02 per share liquidation preference over the common stock, entitles the holder to two votes per share and is automatically convertible into two shares of our common stock from time to time to the extent that we have any authorized shares of common stock available for issue upon conversion. This is why the subscription price of the series c preferred stock is twice the subscription price of the common stock.

Q: How was the subscription price established?

A: The subscription price per share was established by our board of directors based on the recommendation of a special committee of directors not affiliated with the Apollo Shareholders or management of the company.

Q: Is exercising my subscription rights risky?

A: Yes. The exercise of your rights involves risks. Exercising your rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading
   "Risk Factors," beginning on page   .

Q: May I transfer my rights if I do not want to purchase any shares?

A: No. Should you choose not to exercise your rights, you may not sell, give away or otherwise transfer your rights. However, rights will be transferable to affiliates of the recipient and by operation of law, for example, upon death of the recipient.

Q: Am I required to subscribe in the rights offering?

A: No.

Q: How many shares will be outstanding after the rights offering?

A: The number of shares of common stock that will be outstanding immediately after the rights offering will depend on the number of shares that are
   purchased in the rights offering. If we sell all        shares of our common
   stock being offered pursuant to the rights offering to the recipients of the rights (other than the Apollo Shareholders), we will sell an additional shares of series c convertible participating preferred stock to the
   Apollo Shareholders. In that case, we will have approximately        shares
   of common stock and        shares of series c convertible participating
   preferred stock outstanding immediately after the rights offering. Each share of series c convertible participating preferred stock is the functional equivalent of two shares of common stock.

Q: How will the rights offering affect the Apollo Shareholders' ownership of our common stock?

A: The Apollo Shareholders beneficially own all of our outstanding shares of 7.25% convertible participating preferred stock and 1,287,500 warrants to acquire shares of our common stock. As of [June 30, 2002] the outstanding 7.25% convertible participating preferred stock were convertible into 21,679,210 shares of common stock at a conversion price of $14 per share. The warrants to purchase 1,287,500 shares of common stock are exercisable at $16 per share. The conversion of all the outstanding shares of 7.25% convertible participating preferred stock and the exercise of the warrants would result in the Apollo Shareholders owning approximately 26.3% of our outstanding common stock prior to the rights offering.

   If no rights holder other than the Apollo Shareholders exercises its rights in the rights offering, the Apollo Shareholders will, as a result of their subscription and purchase of $35 million of common stock, own approximately 49.7% of our outstanding common stock. Alternatively, if all rights holders other than the Apollo Shareholders exercise their basic and
   over-subscription privileges and acquire        shares of common stock, then
   the Apollo Shareholders will purchase        shares of common stock and
      shares of series c convertible participating preferred stock in lieu of shares of common stock. Once the company has sufficient authorized shares of common stock available for issue, these shares of series c convertible
   participating preferred stock will automatically convert into        shares
   of common stock.

   The Apollo Shareholders are entitled to cast approximately 21,679,210 votes with respect to their outstanding 7.25% convertible participating preferred stock, or approximately 25.2% of the voting power of our outstanding voting securities. If no rights holder, other than the Apollo Shareholders, exercises its rights in the rights offering, the Apollo Shareholders will, as a result of their subscription and purchase of $35 million of common stock, beneficially own approximately 57% of the voting power of our outstanding voting securities. If all rights holders, other than the Apollo Shareholders, fully exercise their basic and
   over-subscription privileges and acquire        shares of common stock, the
   Apollo Shareholders will beneficially own, approximately     % of the voting
   power represented by their ownership of shares of our common stock, 7.25% convertible participating preferred stock and series c convertible participating preferred stock.

   Unless shareholders other than the Apollo Shareholders acquire at least
   $     million of common stock in the rights offering, the Apollo
   Shareholders will control a sufficient percentage of our voting securities to elect a majority of our directors. Accordingly, the Apollo Shareholders thereafter will be able to exert a controlling influence over the formulation and implementation of our corporate strategies and policies. See "The Rights Offering Effects of Rights Offering on the Apollo Shareholders' Securities and Ownership."

   Because of the Apollo Shareholders' right and obligation to acquire $35 million in common stock or, if necessary, series c convertible participating preferred stock regardless of the results of the rights offering, the percentage of voting stock owned by shareholders, other than the Apollo Shareholders, may decrease depending on the extent to which other rights holders subscribe, even if you exercise your rights in full.

Q: After I exercise my rights, can I change my mind and cancel my purchase?

A: No. Once you send in your subscription certificate and payment you cannot revoke the exercise of your rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of
   our common stock is below the $0.       per share subscription price. You
   should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of
   $0.       per share. See "The Rights Offering--No Revocation."

Q: What are the federal income tax consequences of exercising my subscription rights as a holder of common stock?

A: A holder of common stock should not recognize income or loss for federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. See "Certain United States
   Federal Income Tax Consequences" on page   .

Q: If the rights offering is not completed, will my subscription payment be refunded to me?

A: Yes. The subscription agent will hold all funds it receives in escrow until completion of the rights offering. If the rights offering is not completed, the subscription agent will return promptly, without interest, all subscription payments.

Q: What will happen if the requisite percentage of our shareholders do not approve the acquisition by the Apollo Shareholders of additional shares of voting stock as required by the New York Stock Exchange?

A: If our shareholders do not approve the Apollo Shareholders' acquisition of additional shares of voting securities, the Apollo Shareholders will have no obligation to invest an additional $35 million. In such event, our board would consider a number of alternatives, including closing the rights offering if there was sufficient shareholder interest, renegotiating the bank credit facility or renegotiating the securities purchase agreement with the Apollo Shareholders. There is no assurance that any of these negotiations would be concluded on terms acceptable to us. If the rights offering is abandoned, we will, in all likelihood, not be able to make the mandatory $31 million prepayment due under our bank credit facility on October 15, 2002. This will result in an event of default under our bank credit facility as well as many of our other obligations for borrowed money.

Q: What should I do if I have other questions?

A: If you have questions or need assistance, please contact           , the
   subscription agent, at: (   )   -  .  Banks and brokerage firms please call
   (   )   -    . For a more complete description of the rights offering, see
   "The Rights Offering" beginning on page   .

                                    SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that is important to you. This prospectus includes or incorporates by reference information about our business and our financial and operating data. Before making an investment decision, we encourage you to read the entire prospectus carefully, including the risks discussed under the "Risk Factors'' section. We also encourage you to review our financial statements and the other information we provide in the reports and other documents that we file with the SEC, as described under "Where You Can Find More Information."

   In this prospectus, unless the context otherwise requires a different meaning, all references to "Encompass," "we," "our," "us" or "our company" refer to Encompass Services Corporation and its subsidiaries. All references to the "Apollo Shareholders" refer to Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P. and their affiliates.

                                  Our Company

   We are one of the largest providers of facilities services in the United States. We provide electrical and mechanical contracting services and cleaning and maintenance management services to commercial, industrial and residential customers nationwide, including construction, installation and maintenance. Through our network of subsidiary business units, we have approximately 30,000 employees, with operations in over 200 locations, serving customers in all 50 states and in each of the 100 largest cities in the United States. For the year ended December 31, 2001, we generated revenues from continuing operations of $3.8 billion and EBITDA of $187.9 million. For the three months ended March 31, 2002, we generated revenues from continuing operations of $863.0 million and EBITDA of $31.9 million. At March 31, 2002, our backlog of work was approximately $1.5 billion. We expect that we will complete a substantial portion of this backlog by March 31, 2003.

   EBITDA is income before taxes plus net interest expense, depreciation, amortization, net loss (gain) on assets sales and certain other non-cash charges, calculated in accordance with our bank credit facility. EBITDA is presented to provide additional information concerning our ability to meet future debt service obligations and capital expenditure and working capital requirements. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to either operating income as an indicator of our operating performance or cash flows from operations as an indicator of our liquidity. Because other companies do not calculate EBITDA identically, this presentation may not be comparable to similarly titled measures of other companies.

   We are a Texas corporation and the address of our principal executive office is 3 Greenway Plaza, Suite 2000, Houston, Texas 77046, and our telephone number at this address is (713) 860-0100.

                              Recent Developments

   On June 26, 2002, we entered into a fifth amendment to our credit agreement with our lenders which provides long-term covenant modifications through the maturity date in 2005 of the revolving credit facility portion of the credit facility. Pursuant to the amended credit agreement, we are required to sell $35 million of either common or preferred stock to the Apollo Shareholders in a rights offering or other investment. The amended credit agreement also provides for a revolving credit facility of $300 million, of which approximately $153 million was available for additional borrowing as of June 26, 2002. Until the proposed investment by the Apollo shareholders in connection with the rights offering is actually funded, the revolving credit portion of the credit facility will be temporarily limited to a maximum of $250 million. The revolving credit portion of the credit facility matures in February of 2005. The total committed amount under the amended credit agreement provides for maximum senior borrowings of approximately $700 million, including approximately $400 million in term loans, which mature in 2006 and 2007. The $35 million in proceeds from the proposed investment by the Apollo Shareholders, less up to $4 million of certain permitted expenses related to the rights offering, are required to be applied to the term loans on a pro-rata basis in the inverse order of maturity. The company is also required to apply 50% of any net proceeds from the rights offering in excess of the $35 million from the proposed investment by the Apollo Shareholders, less certain permitted expenses, pro rata to the revolving loans and the term loans with a permanent reduction of the revolving loan commitments in the amount equal to the proceeds that are applied to the revolving loans.

   In addition, the amendment also, among other things:

   . modifies the ratio of maximum funded debt to pro forma EBITDA;

   . modifies the maximum ratio of funded senior debt to pro forma EBITDA;

   . modifies the fixed charge coverage ratio;

   . prohibits further acquisitions by the company and establishes restrictions on capital expenditures, asset sales, investments and indebtedness of the company and its subsidiaries;

   . provides for additional collateral and requires the application of a portion of excess cash flows to the mandatory prepayment of certain loans; and

   . reduces the aggregate principal amount of swingline advances permitted to be outstanding at any time from $30 million to $15 million.

   Under the amended credit agreement, we have agreed to complete the rights offering, including the $35 million investment by the Apollo Shareholders, no later than the earlier of thirty days after shareholder approval of the proposed investment by the Apollo Shareholders or October 15, 2002. We will be in immediate default under the amended credit agreement if shareholder approval of the investment by the Apollo Shareholders is not obtained at the special meeting of shareholders.

   On June 27, 2002, we entered into a securities purchase agreement with the Apollo Shareholders. Under this agreement, the Apollo Shareholders agreed to exercise all their rights and subscribe for the purchase of $35 million of common stock in the rights offering. However, to the extent a sufficient number of shares of common stock are not available for purchase by the Apollo Shareholders at the expiration of the rights offering, the Apollo Shareholders have agreed to purchase shares of series c convertible participating preferred
stock at $0.    per share, being the aggregate subscription price of the two shares of common stock into which it is convertible. See "Securities Purchase
Agreement" beginning on page    for a more detailed description of the
securities purchase agreement.

                                 Risk Factors

   The rights offering, like any investment in the shares of our common stock involves a high degree of risk, including risks relating to our business, risks relating to the right offering and risks relating to our common stock. A more detailed discussion of these risks is set forth under "Risk Factors", beginning on page 7 of this prospectus.

                              The Rights Offering

Rights...................... We will distribute to holders of our common stock, and certain of our options and warrants, and 7.25%
                             convertible participating preferred stock, at no charge,
                                    nontransferable subscription rights for each
                             share of our common stock owned (or, in the case of
                             the 7.25% convertible participating preferred stock,
                             and certain of our warrants and options subscription
                             rights for each share of common stock issuable upon
                             conversion or exercise) of record on           ,
                             2002. The rights will be evidenced by a
                             nontransferable rights certificate.

Basic Subscription Privilege
                             Each right will entitle the holder to purchase one
                             share of our common stock for $0.    . Fractional
                             rights will be rounded up to the next higher whole
                             right.

Over-Subscription Privilege.
                             Each rights holder who elects to exercise its basic
                             subscription privilege in full may also subscribe for
                             additional shares at the same subscription price per
                             share. If an insufficient number of shares is available
                             to fully satisfy all over-subscription privilege
                             requests, the available shares will be distributed
                             proportionately among rights holders who exercised
                             their over-subscription privilege based on the number
                             of shares each rights holder subscribed for under the
                             basic subscription privilege. Over-subscriptions by
                             holders of rights other than the Apollo Shareholders
                             in excess of their aggregate 74.8% ownership interest
                             in our voting securities will be pro-rated. The
                             subscription agent will return any excess payments by
                             mail without interest or deduction promptly after the
                             expiration of the rights offering.

                             The Apollo Shareholders have agreed with us to
                             exercise their basic subscription rights and over-
                             subscription privileges for the purchase of $35 million
                             in common stock in the rights offering. However, to
                             the extent that a sufficient number of shares of
                             common stock is not available for purchase by the
                             Apollo Shareholders at the expiration of the rights
                             offering, the Apollo Shareholders have agreed to
                             purchase shares of series c convertible participating
                             preferred stock, each share of which is convertible
                             into two shares of common stock, at $0.       per
                             share, being the aggregate subscription price of the
                             two shares of common stock into which it is
                             convertible.

Conditions to the Rights Offering............. The rights offering may be cancelled if the securities purchase agreement is terminated. See "Securities
                                               Purchase Agreement--Termination of the Securities
                                               Purchase Agreement."

Subscription Price............................ $0.     per share.

Record Date...................................           , 2002.

Expiration Date............................... The rights will expire, if not exercised, at 5:00 p.m.,
                                               New York City time, on           , 2002, unless
                                               we decide to extend the rights offering until some
                                               later time.

Nontransferability of Rights.................. The rights are not transferable, except to an affiliate of the recipient and by operation of law.

Procedure for Exercising Rights............... You may exercise your rights by properly completing and signing your rights certificate. You must deliver
                                               your rights certificate with full payment of the
                                               subscription price (including any amounts in respect
                                               of the over-subscription privilege) to the subscription
                                               agent on or prior to the expiration date. If you use the
                                               mail, we recommend that you use insured, registered
                                               mail, return receipt requested. If you cannot deliver
                                               your rights certificate to the subscription agent on
                                               time, you may follow the guaranteed delivery
                                               procedures described under "The Rights Offering--
                                               Guaranteed Delivery Procedures" beginning on page
                                                 .

No Revocation................................. Once you have exercised your basic subscription privilege your exercise may not be revoked. Rights
                                               not exercised prior to the expiration of the rights
                                               offering will expire.

How Rights Holders Can Exercise Rights Through If you hold shares of our common stock through a
  Others...................................... broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to
                                               notify you of the rights offering. If you wish to
                                               exercise your rights, you will need to have your
                                               broker, custodian bank or other nominee act for you.
                                               To indicate your decision, you should complete and
                                               return to your broker, custodian bank or other
                                               nominee the form entitled "Beneficial Owner Election
                                               Form." You should receive this form from your
                                               broker, custodian bank or other nominee with the
                                               other rights offering materials. You should contact
                                               your broker, custodian bank or other nominee if you
                                               believe you are entitled to participate in the rights
                                               offering but you have not received this form.

How Foreign Shareholders and Shareholders with APO
  or FPO Addresses Can Exercise Rights............ The subscription agent will mail rights certificates to you if you are a rights holder whose address is outside
                                                   the United States or if you have an Army Post Office
                                                   or a Fleet Post Office address. To exercise your
                                                   rights, you must notify the subscription agent on or
                                                   prior to 5:00 p.m., New York City time, on         ,
                                                   2002, and take all other steps which are necessary to
                                                   exercise your rights, on or prior to that time. If you do
                                                   not follow these procedures prior to the expiration of
                                                   the rights offering, your rights will expire.

Certain United States Federal Income Tax
  Consequences.................................... A holder of common stock should not recognize income or loss for federal income tax purposes in
                                                   connection with the receipt or exercise of subscription
                                                   rights in the rights offering. For a detailed discussion
                                                   see, "Certain United States Federal Income Tax
                                                   Consequences."


Issuance of Stock Certificates.................... We will issue certificates representing shares purchased in the rights offering as soon as practicable
                                                   after the expiration of the rights offering.

No Recommendation to Rights Holders............... We are not making any recommendations as to whether you should subscribe for shares of our
                                                   common stock. You should decide whether to
                                                   subscribe for shares based upon your own assessment
                                                   of your best interests.

NYSE Listing of Our Common Stock.................. Our common stock is traded on the New York Stock
                                                   Exchange under the symbol "ESR." On June 27,
                                                   2002, the last trading day prior to our public
                                                   announcement of the rights offering, the closing price
                                                   of our common stock on the NYSE was $0.48 per
                                                   share. On June 28, 2002, the last trading day before
                                                   the date of this preliminary prospectus, the closing
                                                   price of our common stock on the NYSE was $0.57
                                                   per share.

NYSE Symbol for Our Common Stock.................. "ESR"

Use of Proceeds................................... If no shareholders other than the Apollo Shareholders subscribe for shares of our common stock in the rights
                                                   offering, we will raise $35 million in proceeds from
                                                   the purchase of common stock by the Apollo
                                                   Shareholders. If the rights offering is fully subscribed
                                                   by the rights holders other than the Apollo
                                                   Shareholders, our proceeds from the rights offering
                                                   will be approximately $72.5 million, including $22.5
                                                   million in additional funds from the sale of shares of
                                                   our series c convertible participating preferred stock
                                                   to the Apollo Shareholders to meet their contractual

                      commitment. The actual proceeds will depend on the number of shares subscribed for in the rights offering. We will use the first $31 million of the proceeds to reduce outstanding indebtedness under our credit facility. We will use one-half of any remaining net proceeds in excess of $35 million for additional prepayments under our credit facility and the balance for general corporate purposes, including servicing interest on outstanding indebtedness, working capital and capital expenditures.

   Subscription Agent           , (   )   -    or (   )   -    .

   For additional information concerning the rights offering, see "The Rights Offering" below.

                                 RISK FACTORS

   This offering and an investment in the shares of our common stock involve a high degree of risk. You should carefully consider the following factors and other information presented or incorporated by reference in this prospectus before deciding to invest in our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us may also impair our operations and business. If we do not successfully address any one or more of the risks described below, there could be a material adverse effect on our financial condition, operating results and business. We cannot assure you that we will successfully address these risks.

Risks Relating to our Business

   There is no assurance that the consummation of the transactions contemplated by this prospectus will enable us to satisfy all of our debt obligations as they become due or will cause our common stock to have a value equal to, or greater than, the subscription price of the rights.

   Our substantial debt could adversely affect our financial health and make us more vulnerable to adverse economic conditions.

   For the reasons discussed below, our financial condition and our business in general are subject to substantial risks. We believe that the consummation of this rights offering and the related investment by the Apollo Shareholders, together with the covenant relief set forth in the most recent amendment to our bank credit facility, will provide us with a reasonable time period in which to improve our financial condition and address the risks which we currently face. However, there is no assurance that we will be able to satisfy all of the terms and conditions of the various agreements under which our indebtedness is outstanding (including, but not limited to, our obligations to make timely payments of interest and principal thereunder) or that the risks to which we and our business are subject can be overcome or even mitigated. Consequently, neither we nor you have any assurance that our common stock currently has, or in the future will attain or maintain, a value equal to, or greater than, the subscription price of the rights. Thus, although both we and our financial advisor are of the view that the rights offering and the related investment by the Apollo Shareholders are fair to our company from a financial point of view, there can be no assurance that the subscription price of the rights reflects the current fair value or the future value of our common stock. For further information concerning this risk, please see "Risks Relating to this Rights Offering" below.
   We have a significant amount of debt. As of June 30, 2002, before deducting unamortized discounts, we had outstanding $809.8 million of consolidated debt and our total consolidated debt, as a percentage of total capitalization, was approximately 61%. We may incur additional debt in the future. However, we will be limited in the amount we can incur by our existing and future debt agreements.

   Our high level of debt could have important consequences to our shareholders, such as:

   . limiting our ability to obtain additional financing to fund our working capital, capital expenditures, debt service requirements or other purposes;

   . limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal payments and fund debt service requirements;

   . placing us at a competitive disadvantage compared to competitors with less debt;

   . increasing our vulnerability to adverse economic and industry conditions;
     and

   . increasing our vulnerability to interest rate increases because borrowings under our credit facility are primarily at variable interest rates.

   Our ability to satisfy our debt obligations will depend upon, among other things, our future operating performance and our ability to refinance debt when necessary. Each of these factors is to a large extent dependent on economic, financial, competitive and other factors beyond our control. If, in the future, we cannot generate sufficient cash from operations to maintain our financial covenants and make scheduled payments on our debt obligations, we will need to refinance some or all of our debt, obtain additional financing or sell assets. We cannot assure you that our business will generate cash flow, or that we will be able to obtain funding, sufficient to satisfy our debt service requirements.

   Downturns in the construction industry could adversely affect our financial condition and results of operations.

   A substantial portion of our business involves installation of mechanical and electrical systems in newly constructed commercial, industrial and residential facilities. The level of new commercial and industrial installation services is cyclical and affected by changes in economic conditions and interest rates. Our revenues from new installation services in the residential market are dependent upon the level of housing starts in the areas in which we operate. The housing industry is cyclical and our revenues from new residential installation will be affected by the factors that affect the housing industry. These factors include changes in employment and income levels, the availability and cost of financing for new homebuyers and general economic conditions. General downturns in housing starts or new commercial and industrial construction in the areas in which we operate could have a material adverse effect on our business, including our financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality and Cyclicality" included in our annual reports on Form 10-K/A incorporated by reference into this prospectus.

   Our business is subject to general economic conditions. Future economic downturns could have an adverse impact on the profit of our business.

   Our business is subject to fluctuations based upon the general economic conditions in North America and, to a lesser extent, the global economy. Future general economic downturns or a recession in the United States could substantially reduce the demand for new construction, thereby reducing the market price of our common stock. A deterioration in existing economic conditions could therefore materially and adversely affect our financial condition, operating results and business.

   Some of our customers in the telecommunications industry have suffered severe capital problems which have affected the collectibility of some of our receivables.

   Included in our customer base are a number of companies involved in the telecommunications industry, including fiber-optic network companies, wireless phone companies and high-speed Internet providers. Recently, many companies in the telecommunications sector, including some of our customers, have experienced a dramatic reduction in the amount of new capital available to them, upon which certain of them are reliant to successfully achieve their business plans. Consequently, we have experienced slower payment from certain customers, several of which have filed for protection under Chapter 11 of the U.S. Bankruptcy Code. During 2001, we provided allowances of $27.8 million in continuing operations and $17.7 million in the discontinued Global Technologies operations to reserve certain accounts receivable from customers in the telecommunications industry to management's best estimates of their ultimate collectibility. As additional information becomes available, and to the extent the financial condition of these or other customers in the telecommunications sector continues to deteriorate in the future, we may find it necessary to record additional charges to earnings to further increase our allowance for doubtful accounts.

   Our ability to secure bid and performance bonds may affect our ability to obtain future construction contracts.

   Particularly in connection with larger construction contracts, we are often required to post bid or performance bonds issued by a financial institution known as a surety. The surety industry has become an unsettled and volatile market in recent months, in the aftermath of certain notable corporate bankruptcies with significant surety exposure, other recent loss exposures and other factors. Collectively, these events have caused certain reinsurers and sureties to reevaluate their committed levels of underwriting and required returns. The ultimate impact of these developments, if any, on the surety market in general, or our company specifically, cannot be determined at this time. Historically, as needed in the normal course of operations, we have been able to secure bid and performance bonds. We continue to seek opportunities to expand our surety relationships. However, given the uncertainty in the current surety market, there can be no assurance that our available bonding capacity will be sufficient to satisfy our future bonding requirements.

   Our profitability will be affected by prolonged unfavorable weather or seasonal variations.

   Our business tends to be affected adversely by moderate weather patterns. Comparatively warm winters and cool summers reduce the demand for our maintenance, repair and replacement services. Additionally, our new installation business is affected adversely by extremely cold weather and large amounts of rain. Prolonged unfavorable weather conditions or seasonal variations may cause unpredictable fluctuations in operating results.

   Any delay or inability to integrate acquired businesses could adversely affect our financial health.

   While we have grown in the past by acquiring other companies in our industry, we are prevented from continuing this practice under our bank credit facility. Our future success depends in part on our ability to integrate the businesses we have acquired and any future businesses we might acquire with our lenders' consent into one enterprise with a common operating plan. Most of these acquired businesses have recently changed, or in certain cases, are in the process of changing their past processes and systems, such as accounting, employment, purchasing, sales, estimating and project management. We may not be successful in our efforts to integrate acquired companies or monitor their performance. If we are unable to do so, or if we experience delays or unusual expenses in doing so, it could have a material adverse effect on our business, financial condition and results of operations.

   Competition from owner-operated companies and large public companies and utilities for the services we provide may hamper our profitability.

   The facilities services industry is very competitive with few barriers to entry. It is served by small, owner-operated private companies, by larger companies operating nationwide, including unregulated affiliates of electric and gas public utilities and heating, ventilating and air conditioning equipment manufacturers and by property management companies and real estate investment trusts which offer facilities services for the properties they own or manage. Some of the smaller competitors have lower overhead cost structures and may be able to provide their services at lower rates than we can. Some of the larger competitors have greater financial resources, name recognition or other competitive advantages. Consequently, we will encounter significant competition in our efforts to achieve our profit objectives.

   Our business may suffer if we do not retain our management.

   We depend on our executive officers, senior management and key operations managers. Our business could be adversely affected if these persons do not continue in their roles and we are unable to attract and retain qualified replacements. We do not maintain key-man insurance on these individuals.

   Shortages of a skilled labor force, union disruptions or unfavorable union negotiations may adversely affect our profitability and our planned internal growth.

   Our ability to provide high-quality mechanical and electrical services on a timely basis requires an adequate supply of skilled technicians. Many companies in our industry are currently experiencing shortages of qualified technicians. We cannot assure you that we will be able to maintain an adequately skilled labor force or that our labor expenses will not increase. A shortage of skilled labor may require us to use less-skilled labor which could adversely affect our ability to perform work.

   Although fewer than 15% of our employees are members of unions, many sectors of the facilities services industry involve unionized employees. Expanded unionization of our workforce could increase our costs. Union activity at our company may be disruptive to our business and may increase our costs. To the extent any of our union contracts expire or we acquire businesses that are unionized, we may be required to renegotiate union contracts in an environment of increasing wage rates. We may not be able to renegotiate union contracts on terms favorable to us or without experiencing a work stoppage which may affect our profitability.

   Many of our customer contracts may be terminated on short notice.

   Many of our customer contracts have termination clauses permitting the customer to cancel the contract on less than 90 days' notice. While we maintain long-standing relationships with many of our customers, we may not be able to keep customers from exercising their rights to terminate their contracts prior to the contract expiration date.

   Fixed price contracts with our customers could expose us to losses if our estimates of project costs are too low.

   A substantial portion of our mechanical and electrical installation contracts are "fixed price" contracts. The terms of these contracts require us to guarantee the price of the services we provide and assume the risk that our costs to perform the services and provide the materials will be greater than anticipated. Our profitability in this market is therefore dependent on our ability to accurately predict the costs associated with our services. These costs may be affected by a variety of factors, some of which may be beyond our control. If we are unable to accurately predict the costs of fixed price contracts, certain projects could have lower profit margins than anticipated, which could have a material adverse effect on our business.

   The Apollo Shareholders beneficially own a large percentage of our voting stock.

   As of the date of this prospectus, the Apollo Shareholders owned shares of 7.25% convertible participating preferred stock entitling them to exercise approximately 25.2% of the voting power of our outstanding voting securities. Assuming that all currently outstanding shares of our 7.25% convertible participating preferred stock are converted and all warrants held by the Apollo Shareholders are exercised, the Apollo Shareholders would own approximately 26.3% of our outstanding common stock then outstanding. As a result of the rights offering, the ownership of the Apollo Shareholders could increase further as described under "The Rights Offering--Shares of Common Stock Outstanding after the Rights Offering."

   Because of the Apollo Shareholders' ownership of a large percentage of our outstanding voting securities and their rights as the holders of 7.25% convertible participating preferred stock, the Apollo Shareholders have significant influence over our management and policies, such as the election of our directors, the appointment of new management and the approval of any other action requiring the approval of our shareholders, including any amendments to our certificate of incorporation and mergers or sales of all or substantially all of our assets. In addition, the level of the Apollo Shareholders' ownership of our outstanding voting securities and these rights could have the effect of discouraging or impeding an unsolicited acquisition proposal.

   Apollo and its affiliates may have the right to appoint a majority of our board of directors and will be able to exert substantial influence over matters submitted to our shareholders, as well as over our business operations.

   As of the date of this prospectus, the Apollo Shareholders owned all of the 256,191 outstanding shares of our 7.25% convertible participating preferred stock. These securities entitle the Apollo Shareholders to cast approximately 25.2% of the voting power of our outstanding voting securities. If no rights holder exercises its rights in the rights offering, the Apollo Shareholders will, as a result of their purchase of $35 million of common stock in the
rights offering, beneficially own approximately       % of the voting power of
our outstanding voting securities. If holders of rights, other than the Apollo Shareholders, acquire all shares of common stock available to them in the rights offering, then the Apollo Shareholders will purchase an additional $22.5 million shares of our series c convertible participating preferred stock and
beneficially own approximately       % of the voting power of our outstanding
voting securities. If no rights holder exercises its rights in the rights offering, the Apollo Shareholders, through their common stock and outstanding 7.25% convertible participating preferred stock ownership, will effectively be able to control the election of members to our board of directors. As a result, the Apollo Shareholders have the ability to exert significant influence over the policies, management and affairs of our company and control the outcome of corporate actions requiring shareholder approval. The Apollo Shareholders' interests may differ from those of our other shareholders and they may vote their stock in a manner adverse to other shareholders.

   Based on certain daily debt levels incurred, we believe that we did not maintain the 4 to 1 total debt leverage ratio contained in the outstanding 7.25% convertible participating preferred stock investor rights agreement during the second quarter of 2002. If such event is deemed both material and intentional, absent a consent from the Apollo Shareholders, and so long as the requirements of the covenant are not met, the Apollo Shareholders would be entitled to appoint a majority of our board of directors. Not meeting the total debt leverage ratio does not trigger a right of acceleration of our obligations under any of our debt or outstanding 7.25% convertible participating preferred stock instruments.

   We may not be able to finance future needs to adapt our business plans to changes because of restrictions placed on us by our lenders and noteholders.

   The operating and financial restrictions and covenants in our bank credit agreement, as most recently amended on June 26, 2002, and our senior subordinated note indenture limit our ability to finance future operations or capital needs, to respond to changes in our business or competitive activities and to engage in certain other business activities. A breach of any of these restrictions or covenants could cause a default under our credit facility and the senior subordinated notes and in some cases acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions. A significant portion of our debt may then become immediately due and payable. We are not certain whether we would be able to obtain, on terms satisfactory to us, sufficient funds to make these accelerated payments, including payments on the notes.

Risks Relating to this Rights Offering

   Even if you exercise your full basic subscription right, your percentage ownership and voting rights in us may decrease.

   The rights offering may result in our issuance of up to an additional
shares of our common stock and        million shares of our series c
convertible participating preferred stock which are the functional equivalent of two shares of common stock.

   Even if you choose to exercise your basic subscription privilege in full, your relative ownership interest in us may be diluted depending upon the extent to which other rights holders exercise their subscription rights. Your voting rights and percentage interest in any of our net earnings may also be diluted whether or not you exercise your rights in full. We are unable to determine the precise total number of shares that will actually be sold in the rights offering. If all of the shares of common stock and series c convertible participating preferred stock which we are offering are purchased, our total
outstanding shares of voting stock will be increased by   %. If no rights
holder, other than the Apollo Shareholders, exercises any of the rights distributed to them, your percentage interest of our voting securities will be
diluted by about   % if all other rights holder fully exercise their
subscription and over-subscription rights and the Apollo Shareholders purchase the entire issue of series c convertible participating preferred stock you
would be diluted by about   %.

   The subscription price determined for this offering is not an indication of our value.

   As contemplated by our agreement with the Apollo Shareholders, the subscription price was set at the average of the last reported sales prices of our common stock for the ten trading day period ended July 15, 2002. The subscription price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of our value. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

   Our proceeds from this rights offering are indeterminate.

   If no rights holders other than the Apollo Shareholders subscribe for shares of our common stock in the rights offering, we will have raised a minimum of approximately $35 million, before transaction costs, currently estimated to be
$       , from the purchase of common stock by the Apollo Shareholders.
Assuming the rights offering is fully subscribed and the Apollo Shareholders purchase an additional $22.5 million of series c convertible participating
preferred stock at $   pre share, being the aggregate subcription price of the
two shares of common stock into which it is convertible, our gross proceeds will be approximately $72.5 million, before transaction costs.

   The rights offering is not conditioned upon any minimum level of exercise of the rights.

   If you exercise your rights, you may lose money if there is a decline in the trading price of our shares of common stock.

   The trading price of our common stock in the future may decline below the subscription price. We cannot assure you that the subscription price will remain below any future trading price for the shares of our common stock. Future prices of the shares of our common stock may adjust positively or negatively depending on various factors including our future revenues and earnings, changes in earnings estimates by analysts, our ability to meet analysts' earnings estimates, speculation in the trade or business press about our operations, and overall conditions affecting our businesses, economic trends and the securities markets.

   You may not revoke the exercise of your rights even if there is a decline in our common stock price prior to the expiration date of the subscription period.

   Even if our common stock price declines below the subscription price for the common stock, resulting in a loss on your investment upon the exercise of rights to acquire shares of our common stock, you may not revoke or change your exercise of rights after you send in your subscription forms and payment.

   You will not receive interest on subscription funds returned to you.

   If we cancel the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments to you.

   Because we may terminate the offering, your participation in the offering is not assured.

   Once you exercise your subscription rights, you may not revoke the exercise for any reason unless we amend the offering. If we decide to terminate the offering, we will not have any obligation with respect to the subscription rights except to return any subscription payments, without interest.

   Need to act promptly and follow subscription instructions.

   Shareholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received
by the subscription agent prior to              , 2002, the expiration date. If
you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

Risks Relating to our Common Stock

   We may experience significant fluctuations in the price per share of our common stock for a variety of reasons, some of which are out of our control.

   The market price of our common stock may fluctuate significantly from time to time in response to a variety of factors, many of which are outside of our control, including:

   . variations in our reported financial results;

   . changing conditions in our industry; and

   . changing conditions in the general economy.

   Stock markets generally experience price and volume volatility from time to time and this may affect the price of our common stock for reasons unrelated to our business performance.

   The price of our common stock has been volatile.

   The market price of our common stock has been, and is likely to continue to be, volatile, experiencing wide fluctuations. In recent years, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many companies. Some of these fluctuations appear to be unrelated or disproportionate to the operating performance of such companies. During the 12 months preceding June 30, 2002, the last reported sales price of our common stock on the NYSE has ranged from $8.95 to $0.48. Future market movements may materially and adversely affect the market price of our common stock. In addition, due to the fact that the daily volume of trading in our shares of common stock is low, relatively small transactions in our common stock can have a disproportionate effect on our market price.

   We do not intend to pay dividends on shares of our common stock in the foreseeable future.

   We currently expect to retain our future earnings, if any, to reduce debt and for use in the operation of our business. Additionally, our credit facility prohibits the payment of dividends without the consent of a majority of our lenders. We do not anticipate paying any cash dividends on shares of our common stock in the foreseeable future.

   The issuance of preferred stock or additional common stock may adversely affect our shareholders.

   Our board of directors has the authority to issue up to 50,000,000 shares of our preferred stock, of which only 256,191 shares are currently issued. Up to
an additional approximately        million shares of series c convertible
participating preferred stock may be created and issued to the Apollo Shareholders in connection with the transactions described in this prospectus. Our board of directors is authorized to determine the terms, including voting rights, of the preferred shares without any further vote or action by our common shareholders. The voting and other rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Similarly, our board has the right to issue additional shares of common stock, up to the total number of shares authorized, without any further vote or action by common shareholders (as long as the additional shares of common stock are not reserved for any other purpose including issuance upon the automatic conversion of the series c convertible participating preferred stock), which would have the effect of diluting common shareholders. An issuance could occur in the context of another public or private offering of shares of common stock or preferred stock or in a situation where the common stock or preferred stock is used to acquire the assets or stock of another company. The issuance of common stock or preferred stock, while providing desirable flexibility in connection with possible acquisitions, investments and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control.

   Shares eligible for future sale could cause our stock price to decline.

   The market price of our common stock could decline as a result of future sales of substantial amounts of our common stock, or the perception that such sales could occur. Furthermore, the Apollo Shareholders have the right to require us to register the shares of common stock underlying the outstanding 7.25% convertible participating preferred stock and warrants that they own, and other holders of warrants have the same right to require us to register the shares of common stock underlying their warrants, which may facilitate their sale of shares in the public market. In addition, each share of series c convertible participating preferred stock that the Apollo Shareholders may purchase in connection with this transaction will be convertible into two shares of our common stock that we will be obligated to register.

   Our common stock could be delisted from the New York Stock Exchange which could seriously limit the liquidity and negatively affect the value of our common stock.

   Under the rules of the NYSE, our common stock may be subject to delisting since the average closing price of our common stock has been less than $1.00 over a 30 consecutive trading-day period. If our listing on the NYSE cannot be maintained, shareholders may experience a greater difficulty in trading shares of our common stock and the price of our common stock could be adversely affected. This lack of liquidity may also make it more difficult for us to raise capital.

   In addition to satisfying the minimum average closing price requirement, we would also need to continue to satisfy all other applicable NYSE listing criteria. Therefore, we cannot assure you that we will be successful in meeting these and other listing criteria of the NYSE or that, in the event that our common stock is delisted from the NYSE, we will be successful in obtaining an initial listing on any other stock exchange.

   If our common stock is deemed "penny stock," its liquidity will be adversely affected.

   Currently, our stock price has been below $1.00 per share for more than 30 consecutive days. If the market price for our common stock remains below $1.00 per share and is no longer listed on the NYSE or another national securities exchange or quotation system, our common stock may be deemed to be penny stock. If our common stock is considered penny stock, it would be subject to rules that impose additional sales practices on broker-dealers who sell our securities. For example, broker-dealers must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Also, a disclosure schedule must be prepared before any transaction involving penny stock, and disclosure is required about (a) sales commissions payable to both the broker-dealer and the registered representative and (b) current quotations for the securities. Monthly statements are also required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock. The additional burdens imposed upon broker-dealers by these requirements could discourage them from facilitating trades in our common stock, which could have an adverse effect on the liquidity of our common stock.

                                USE OF PROCEEDS

   If no rights holder other than the Apollo Shareholders subscribes for shares of our common stock in the rights offering, our proceeds will be $35 million. If the rights offering is fully subscribed and the Apollo Shareholders purchase $35 million of common stock or series c convertible participating preferred stock or a combination thereof, our proceeds will be approximately $72.5 million. The actual net proceeds will depend on the numbers of shares subscribed for in the rights offering.

   We will use $31 million of the proceeds to permanently reduce certain of the term loans outstanding under our credit facility. To the extent the transaction costs associated with this offering exceed $4 million, we will use borrowings under our revolver or internally generated funds to pay these expenses. One half of any additional net proceeds from the rights offering in excess of $35 million will be used to permanently reduce, proportionately, the term loans and the revolver under our credit facility. As of June 30, 2002, amounts borrowed under the credit facility bear interest at a weighted average rate of 5.9%. The revolver under our credit facility expires on February 22, 2005. As of June 30, 2002, the indebtedness outstanding under the credit facility was $470.2 million, as follows: $125.5 million under the Tranche A term loan, $164.1 million under the Tranche B term loan, $96.8 million under the Tranche C term loan, and $83.8 million under the revolver. The amounts outstanding under this facility were used for acquisitions and for general corporate purposes, including servicing interest on outstanding indebtedness, working capital and capital expenditures.

   We will use the remaining net proceeds, if any, for general corporate purposes, including servicing interest on outstanding indebtedness, working capital and capital expenditures.

                                   BUSINESS

Industry Overview

   We compete in the electrical, mechanical, industrial, cleaning systems and residential segments of the facilities services industry. The facilities services industry is highly fragmented with a small number of multi-location regional or national providers and a large number of relatively small, independent businesses serving discrete, local markets with limited service offerings.

   The electrical, mechanical, industrial and residential services we provide are a vital part of new construction, renovation and repair projects. Virtually all domestic construction, remodeling and repair projects generate demand for these contracting services. According to the first quarter 2002 Construction Outlook report published by FMI Corporation, total construction put in place, which includes improvements, in the United States was estimated to be approximately $852 billion in 2001, up 4% from 2000. FMI Corporation forecasts a decline of 1% total construction put in place to $846 billion for 2002 and moderate growth in 2003 and 2004 of 4% and 6%, respectively.

   According to first quarter 2002 F.W. Dodge Construction Market Forecasting Service, total construction contract value in 2001 climbed 4% to $492 billion. This follows the 5% increase in 2000, and 10% yearly growth during the 1996-1999 period. F.W. Dodge forecasts a decline of 2% total value of construction contracts this year to $480 billion and total construction in 2003 and 2004 to see moderate growth of 4% to 5%.

   According to Marketdata Enterprises, Inc., the commercial building cleaning and maintenance services industry generated approximately $73 billion in revenues in 1999 and is highly fragmented with the top six providers accounting for approximately 5% of the total. Marketdata expects this industry to grow at a compounded annual growth rate of 6.7% between 1999 and 2004, reaching $101 billion in 2004.

Competitive Strengths

   We believe that the following competitive strengths will enable us to enhance profitability.

   Leading market position in a highly fragmented industry. We are one of the largest providers of facilities services in the United States. The majority of companies that we compete with are much smaller and only operate on a local or regional basis. We believe our size provides us enhanced infrastructure, brand recognition and increased purchasing power. Additionally, we believe the scale of our operations enables us to provide services to national customers and undertake large, complex projects which many of our competitors do not have the resources to complete on a comparable timeline.

   Diversified revenue mix with broad geographic scope. We operate in over 200 locations serving customers in all 50 states and, in 2001, provided facilities services to over 20,000 customers covering over 30 different end-uses. No customer accounted for more than 2% of our fiscal 2001 revenues. Our national network and comprehensive service offerings allow us to effectively service national and regional customers who are increasingly purchasing facilities services on a consolidated basis.

   Multiple services. We believe that there is a strong desire among our customers to consolidate and simplify their vendor relationships by contracting with one company to provide multiple services. Our comprehensive service offerings in selected markets allow us to offer bundled service packages to our customers who are increasingly purchasing facility services on a consolidated basis. Additionally, we believe that our size allows us to provide bundled service packages more effectively than our competitors who are less integrated across operating segments in many of our key markets and offer only limited service offerings. Customers such as Cisco Systems, DaimlerChrysler, Dow Chemical, Microsoft and The Boeing Company currently use us to perform multiple services.

   Premier operating capabilities. We believe our operating capabilities are among the best in the industry. Our technical and engineering expertise, materials management practices and human resource utilization provide us significant competitive advantages. For example, our technical and engineering expertise allows us to participate in "design-build'' projects where we work with the client to develop optimal specifications and configurations of systems and then perform the installation, which frequently leads to after-market service opportunities. Our national scope and size offers us the opportunity to prefabricate significant portions of an installation project at an alternative site and drop-ship materials in specific sequences, thereby optimizing materials management and minimizing the amount of time specialized employees spend on the job site.

   Experienced management team and strong financial sponsor. Our management team possesses diverse professional backgrounds, including experience in the facilities services industry, integration of large multi-location organizations and relevant public company experience. Our regional and local management has extensive experience in the facilities services industry and a valuable familiarity with the customers and markets they serve. Through a $256 million investment, the Apollo Shareholders, which beneficially own approximately 26.3% of our common stock on a fully-converted basis, provide a strong financial base. The general partner of the Apollo shareholders is a New York-based investment firm specializing in acquisitions that involve management participation including, among others, Allied Waste Industries, Inc., United Rentals, Inc. and Rent-A-Center, Inc. The Apollo Shareholders have agreed to invest an additional $35 million in us in connection with this rights offering in accordance with the terms of the securities purchase agreement.

Opportunities for Growth

   We believe we are strategically positioned to take advantage of opportunities in each of the following markets that we currently serve, including:

   . Service solutions and after-market services. Opportunities for higher-margin maintenance, replacement and repair are being driven by increased outsourcing, higher systems complexity and an aging installed base;

   . Energy and power. Opportunities for power plant and energy management systems and programs are being introduced and driven by utility deregulation, demand for reliable power and more energy-efficient solutions; and

   . Network services. Opportunities for local and wide area network computer systems and data centers are being driven by growing demand for bandwidth and connectivity.

   We further intend to utilize our national network to increase sales to regional and national multi-site customers. We continue to believe that there is a strong desire among large multi-site customers to consolidate and simplify their vendor relationships by contracting with a single provider to service multiple locations and for one company to provide multiple services.

   We believe we can further achieve internal growth at our operating unit level by (a) emphasizing profit margins and working capital management, (b) sharing best practices to improve operating efficiency, and (c) leveraging central technology, sales and purchasing functions.

                                CAPITALIZATION

   The following table sets forth our summary capitalization as of March 31, 2002, as adjusted to give pro- forma effect to the sale of $35 million of our voting securities, including common stock and, to the extent necessary, series c convertible participating preferred stock, to the Apollo Shareholders pursuant to the rights offering and to give pro-forma effect to the sale of an aggregate of $50 million of our securities in the rights offering and up to an additional $22.5 million of series c convertible participating preferred stock to the Apollo Shareholders pursuant to their purchase commitment. This table should be read in conjunction with our financial statements and notes thereto incorporated by reference into this prospectus.

                                                                   As Adjusted for the Rights Offering
                                                                   -----------------------------------
                                                                   $35 Million      $72.5 Million
                                                         Actual    Investment        Investment
                                                       ----------  -----------      -------------
                                                                  (in thousands)
Cash and cash equivalents............................. $   18,091
                                                       ==========
Total debt
   Revolving credit facility--credit facility......... $   49,350
   Term loans--credit facility........................    290,364
   Institutional term loan--credit facility...........     97,036
   Senior subordinated notes..........................    335,000
   Discount on senior subordinated notes..............     (6,859)
   Junior subordinated notes..........................      4,113
   Other borrowings...................................        505
                                                       ----------
       Total debt.....................................    769,509
                                                       ----------
Mandatorily redeemable convertible preferred stock....    295,006
                                                       ----------
Shareholders' equity:
   Series c convertible participating preferred stock.         --
   Common stock.......................................         66
   Additional paid-in capital.........................    623,294
   Accumulated deficit................................   (388,958)
   Treasury stock, at cost............................    (10,425)
   Accumulated other comprehensive loss...............     (3,025)
                                                       ----------
       Total shareholders' equity.....................    220,952
                                                       ----------
       Total capitalization........................... $1,285,467
                                                       ==========
       Total debt-to-total capitalization.............       59.9%

                              THE RIGHTS OFFERING

Background of the Rights Offering

   On March 12, 2001, the Apollo Shareholders proposed that the company attempt to raise equity capital through a rights offering to all of the company's shareholders and to use the proceeds from the equity financing to reduce long term debt and obtain long term covenant relief under the company's senior secured credit facility. In order to support the success of the rights offering, the Apollo Shareholders offered to purchase up to $35 million of common stock in the rights offering. Because of the Apollo Shareholders' ownership position in us and their representation on our board, a special committee of independent directors was formed to evaluate the merits of any transaction between us and the Apollo Shareholders.

   The special committee engaged Weil, Gotshal & Manges LLP as its legal counsel and Lehman Brothers Inc. as its financial advisor. Between March 12 and June 28, 2002 the special committee held 16 meetings to evaluate proposals made by the Apollo Shareholders and to consider the availability of alternative transactions.

Reasons for the Rights Offering

   At a meeting held on June 25, 2002 the special committee approved the rights offering and a related investment by the Apollo Shareholders or its affiliates and recommended that the action be adopted by our board of directors. Our board adopted the special committee's action on June 26, 2002.

   The primary reason for authorizing the rights offering and the Apollo Shareholders' investment was our need to repay part of our bank debt to induce our senior lenders to relax the total debt-to-cash flow covenant in our credit facility. We believe that this bank amendment will provide adequate liquidity for us to execute our business plan through 2005. Without this relief from the lenders, we would have defaulted on this covenant on June 30, 2002, the end of our second quarter. We believe that a default would have jeopardized our business, prospects and financial condition. The special committee and our board determined that the rights offering with the Apollo Shareholders' investment was our only feasible alternative under the circumstances.

   In approving the rights offering and the Apollo Shareholders' investment, the special committee and our board of directors considered a number of factors, including the following:

  . the belief that the bank amendment, which depended upon the rights offering and the Apollo Shareholders' investment, would provide adequate liquidity for us to execute our business plan through 2005, including making capital expenditures, hiring additional employees and maintaining supplier and surety relationships;

  . the adverse impact that a default on a financial covenant in our credit facility would have had on our business, prospects and financial condition (including the risk of losing customers, employees, vendors and our surety bonding);

  . a substantial and imminent risk of insolvency that would result from a financial covenant default;

  . the impact of insolvency on our shareholders and creditors, our failure to meet recent projections and our reduced expectations for near- and medium-term operating results;

  . the sharp and sustained decline in our stock price and the associated negative publicity;

  . potential limitations on new surety bonding available to us without the bank amendment, especially on projects larger than $10 million, and concerns about this expressed by customers;

  . competitive pressure stemming from a surplus of available bids on projects in the industry;

  .   the lack of interest of third parties in investing in us;

  . the commercial and other risks of initiating a sale process under the circumstances we face;

  . our inability to obtain adequate covenant relief from our senior lenders through asset sales;

  . the commercial and other risks associated with a restructuring or recapitalization and the impact of those alternatives on our shareholders and our creditors,

  .   the willingness of the Apollo Shareholders to agree to invest $35 million;

  . the opinion of Lehman Brothers as to the fairness of the transaction to us from a financial point of view;

  . the belief that the transaction was the best alternative reasonably available to us from the perspective of our public shareholders and our creditors; and

  . a belief that the rights offering, including over-subscription rights, would be larger than necessary to meet shareholder demand for shares and therefore would enable participating shareholders to invest on a prorata basis with the Apollo Shareholders and avoid or limit dilution that may result from the Apollo Shareholders' investment.

   The preceding discussion of the information and factors considered and given weight by our board of directors is not intended to be exhaustive. However, the special committee and our board of directors believes that the discussion includes all of the material factors that they considered. In reaching their decisions to approve and to recommend approval of the Apollo Shareholders' investment, the special committee and our board of directors did not assign any relative or specific weights to the factors they considered. Individual directors may have given different weights to different factors.

Opinion of Financial Advisor - Lehman Brothers

   We retained Lehman Brothers to render a fairness opinion to a special committee of our board of directors. At the meeting of the special committee on June 25, 2002, Lehman Brothers presented its opinion to the effect that, as of such date and based upon and subject to certain matters described in the opinion, the consideration to be received by the Company in connection with the investment by the Apollo Shareholders was fair, from a financial point of view, to the Company.

   Lehman Brothers' opinion and analyses were only one of many factors considered by our board of directors in its evaluation of the rights offering and should not be viewed as determinative of the views of our board of directors or management with respect to the transactions.

   THE COMPLETE TEXT OF LEHMAN BROTHERS' WRITTEN OPINION DATED JUNE 25, 2002 IS ATTACHED HERETO AS ANNEX A. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH OPINION. OUR PUBLIC SHAREHOLDERS MAY READ THE OPINION FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED AND THE LIMITATIONS UPON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINION.

   Lehman Brothers' opinion to the special committee of our board of directors addresses only the fairness to the Company, from a financial point of view, of the consideration to be received by the Company in connection with the investment in the Company by the Apollo Shareholders, and does not constitute a recommendation to the shareholders as to how they should vote at the special meeting. The terms of the investment were arrived at by our board of directors in light of the negotiations among us and the Apollo Shareholders. Lehman Brothers was not requested to opine as to, and Lehman Brothers' opinion does not in any manner address, (i) our underlying business decision to proceed with or effect the rights offering or the proposed investment by the Apollo Shareholders, (ii) the proposed amendment to the Credit Agreement, (iii) our long term financial viability or (iv) whether or not a shareholder should exercise the Purchase Rights distributed to such shareholder in the rights offering.

   In arriving at its opinion, Lehman Brothers reviewed and analyzed as of June 25, 2002, the date it delivered its opinion, among other things:

  . the securities purchase agreement that sets forth the terms of the $35 million investment by the Apollo Shareholders;

  . a draft of the statement of designation of the series c convertible participating preferred stock;

  . publicly available information concerning us that Lehman Brothers believed to be relevant to its analysis, including our annual report on Form 10-K for the fiscal year ended December 31, 2001 and our quarterly report on Form 10-Q for the quarter ended March 31, 2002;
  . financial and operating information with respect to our business, operations and prospects furnished to Lehman Brothers by us including information with respect to our anticipated capital and investment expenditures, debt payments and working capital requirements;

  .   financial projections prepared by our management;

  . the trading histories of our common stock and debt securities from April 30, 2001 to June 20, 2002;

  . a comparison of the financial terms of the proposed investment by the Apollo Shareholders with the financial terms of certain other transactions that Lehman Brothers deemed relevant;

  . published reports of third party research analysts with respect to our financial condition and future financial performance;

  . the covenants contained in our credit agreement and our ability to comply with such covenants;

  . the potential impact on our customers, employees, suppliers and surety bond providers of a possible default under our credit agreement and a lapse or perceived lapse in liquidity available to us to carry on our business in the ordinary course;

  . our liquidity position and its impact on current operations, our ability to meet our cash requirements in the future and alternative sources of liquidity available to us as of June 25, 2002;

  . the potential availability of, and likely terms associated with, various capital markets financing alternatives that we could pursue;

  . our financial obligations and our ability to meet such obligations from our existing or projected operations;

  . the credit ratings assigned to our debt securities on June 25, 2002 and the outlook assigned to such securities by the rating agencies;

  . the results of Credit Suisse First Boston Corporation's previous efforts to solicit indications of interest from third parties with respect to an investment in us;

  .   the pro forma financial consequences to us of the the investment; and

  . the potential that the Apollo Shareholders, following the consummation of their investment, might obtain a majority of the voting power of our voting securities.

   In addition, Lehman Brothers had discussions with our management concerning our business, operations, assets, liabilities, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

   In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company prepared by management of the Company, upon our advice Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of our management as to the future performance of the Company, and Lehman Brothers relied upon such projections in performing its analysis. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of the Company and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Company. In addition, the Company did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, any indications of interest from any third party with respect to an equity investment in or financing of the Company. Lehman Brothers' opinion necessarily was based upon market, economic and other conditions as they exist on, and could be evaluated as of, the date of its opinion.
   In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to the Company, but rather made its determination as to the fairness, from a financial point of view, to Company of the consideration to be received by the Company as a result of the investment by the Apollo Shareholders in the Company on the basis of financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.

   Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Company selected Lehman Brothers because of its expertise, reputation and familiarity with the business services industry generally and because its investment banking professionals have substantial experience in transactions comparable to the proposed investment by the Apollo Shareholders.

   As compensation for its services in connection with the proposed investment by the Apollo Shareholders, the Company paid Lehman Brothers a customary fee upon the delivery of Lehman Brothers' opinion. In addition, the Company has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the rendering of its opinion and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by the Special Committee to the Board of Directors and the rendering of Lehman Brothers' opinion.

   Lehman Brothers has performed various investment banking services for Apollo and its affiliates in the past and has received customary fees for such services. In the ordinary course of Lehman Brothers' business, Lehman Brothers actively trades in the securities of the Company and in securities of companies and other entities in which Apollo and its affiliates may have an interest, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Certain affiliates of Lehman Brothers invest in funds managed by affiliates of Apollo.

The Rights

   We will distribute to each holder of record of our common stock, certain warrants, 7.25% convertible participating preferred stock and certain options
on              , 2002 at no charge, one nontransferable subscription right for
each        shares of our common stock they own (or, in the case of the warrants, certain options and 7.25% convertible participating preferred stock,
one right for each        shares of common stock issuable upon exercise or
conversion). The rights will be evidenced by rights certificates. Each right will allow you to purchase one additional share of our common stock at a price
of $0.      .

Expiration of the Rights Offering

   You may exercise your subscription privilege at any time before 5:00 p.m.,
New York City time, on              , 2002, the expiration date for the rights
offering. We may, with the concurrence of the Apollo

Shareholders, extend the time for exercising the rights. If you do not exercise your rights before the expiration date, your unexercised rights will be null and void. We will not be obligated to honor your exercise of rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents, except when you have timely transmitted the documents under the guaranteed delivery procedures described below. We, with the consent of the Apollo Shareholders, may extend the expiration date by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

Subscription Privileges

   Basic Subscription Privilege. With your basic subscription privilege, you may purchase one share of our common stock per right, upon delivery of the
required documents and payment of the subscription price of $0.       per
share. Fractional rights will be rounded up to the next higher whole right. The number of rights subject to the rights offering has been arbitrarily increased
by        rights to cover increases resulting from rounding up. You are not required to exercise all of your rights. We will deliver to you certificates representing the shares which you purchased with your basic subscription privilege as soon as practicable after the rights offering has expired.

   Over-Subscription Privilege. Subject to the allocation described below, each subscription right also grants each rights holder an over-subscription privilege to purchase additional shares of common stock that are not purchased by other rights holders pursuant to the other rights holders' basic subscription privileges. You are entitled to exercise your over-subscription privilege only if you exercise your basic subscription privilege in full.

   If you wish to exercise your over-subscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided on your subscription certificate. When you send in your subscription certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription privilege). If the number of shares remaining after the exercise of all basic subscription privileges is not sufficient to satisfy all requests for shares pursuant to over-subscription privileges, you will be allocated additional shares pro-rata (subject to elimination of fractional shares), based on the number of shares you purchased through the basic subscription privilege in proportion to the total number of shares that you and other over-subscribing shareholders purchased through the basic subscription privilege. However, if your pro-rata allocation exceeds the number of shares you requested on your subscription certificate, then you will receive only the number of shares that you requested, and the remaining shares from your pro-rata allocation will be divided among other rights holders exercising their over-subscription privileges. Over-subscriptions by holders of rights other than the Apollo Shareholders in excess of their aggregate 74.8% ownership interest in our voting securities will be pro-rated.

   As soon as practicable after the expiration date,                 , acting
as our subscription agent, will determine the number of shares of common stock that you may purchase pursuant to the over-subscription privilege. You will receive certificates representing these shares as soon as practicable after the expiration date. If you request and pay for more shares than are allocated to you, we will refund that overpayment, without interest. In connection with the exercise of the over-subscription privilege, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights that have been exercised, and the number of shares of common stock that are being requested through the over-subscription privilege, by each beneficial owner on whose behalf the nominee holder is acting.

   The Apollo Shareholders have agreed to exercise all of their rights and subscribe for the purchase of $35 million of common stock in the rights offering. However, to the extent that a sufficient number of shares of common stock is not available for purchase by the Apollo Shareholders at the expiration of the rights offering, the Apollo Shareholders have agreed to purchase shares of series c convertible participating preferred stock at
$0.       per share, being the aggregate subscription price of the two shares of common stock into which it is convertible.

Non-transferability of the Rights

   Except in the limited circumstances described below, only you may exercise the basic subscription privilege and the over-subscription privilege. You may not sell, give away or otherwise transfer the basic subscription privilege or the over-subscription privilege.

   Notwithstanding the foregoing, you may transfer your rights to any affiliate of yours and your rights also may be transferred by operation of law; for example a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date of the rights offering.

Conditions to the Rights Offering

   If our shareholders do not approve the Apollo Shareholders' acquisition of additional shares of voting securities, the Apollo Shareholders will have no obligation to invest an additional $35 million. In such event, our board would consider a number of alternatives, including closing the rights offering if there was sufficient shareholder interest, renegotiating the bank credit facility or renegotiating the securities purchase agreement with the Apollo Shareholders. There is no assurance that any of these negotiations would be concluded on terms acceptable to us.

   The rights offering may be cancelled if the securities purchase agreement is terminated. See "Securities Purchase Agreement--Termination of the Securities Purchase Agreement."

Method of Subscription--Exercise of Rights

   You may exercise your rights by delivering the following to the subscription
agent, at or prior to 5:00 p.m., New York City time, on              , 2002,
the date on which the rights expire:

   . your properly completed and executed rights certificate with any required signature guarantees or other supplemental documentation; and

   . your full subscription price payment for each share subscribed for under your basic subscription privilege and your over-subscription privilege.

Method of Payment

   Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock you are subscribing for by either:

   . check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the subscription agent; or

   . wire transfer of immediately available funds, to the subscription account
     maintained by the subscription agent at           .

Receipt of Payment

   Your payment will be considered received by the subscription agent only upon:

   . receipt by the subscription agent of any uncertified check, or certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order; or

   . receipt of collected funds in the subscription account designated above.

Delivery of Subscription Materials and Payment

   You should deliver your rights certificate and payment of the subscription price or, if applicable, notices of guaranteed delivery, to the subscription agent by one of the methods described below:

   If by mail, by hand or by overnight courier to:


   You may call the subscription agent at (800)        or (      )       .

   Your delivery to an address other than the address set forth above will not constitute valid delivery.

Calculation of Rights Exercised

   If you do not indicate the number of rights being exercised, or do not forward full payment of the total subscription price for the number of rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription privilege with respect to the maximum number of rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we will return the excess amount to you by mail without interest or deduction as soon as practicable after the expiration date of the rights offering.

Your Funds Will be Held by the Subscription Agent Until Shares of Common Stock are Issued

   The subscription agent will hold your payment of the subscription price payment in a segregated account with other payments received from other rights holders until we issue your shares to you.

Signature Guarantee May be Required

   Your signature on each rights certificate must be guaranteed by an eligible institution such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

   . your rights certificate provides that shares are to be delivered to you as record holder of those rights; or

   . you are an eligible institution.

Notice to Beneficial Holders

   If you are a broker, a trustee or a depositary for securities who holds
shares of our common stock for the account of others on              , 2002,
the record date for the rights offering, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their rights. You should obtain instructions from the beneficial owner with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date for the rights offering, provided that, you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification" which we will provide to you with your rights offering materials.

Beneficial Owners

   If you are a beneficial owner of shares of our common stock or will receive your rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee exercise your rights, you should contact your nominee and request it to effect the transaction for you. To indicate your decision with respect to your rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate rights certificate, you should contact the nominee as soon as possible and request that a separate rights certificate be issued to you.

Instructions for Completing your Rights Certificate

   You should read and follow the instructions accompanying the rights certificate(s) carefully.

   If you want to exercise your rights, you should send your rights certificate(s) with your subscription price payment to the subscription agent. Do not send your rights certificate(s) and subscription price payment to us.

   You are responsible for the method of delivery of your rights certificate(s) with your subscription price payment to the subscription agent. If you send your rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time the rights offering expires.

Determinations Regarding the Exercise of your Rights

   We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of your rights and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine. We may reject the exercise of any of your rights because of any defect or irregularity. We will not receive or accept any subscription until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

   Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with your submission of rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept your exercise of rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law or is materially burdensome to us.

Regulatory Limitation

   We will not be required to issue to you shares of common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

Guaranteed Delivery Procedures

   If you wish to exercise your rights, but you do not have sufficient time to deliver the rights certificate evidencing your rights to the subscription agent on or before the time your rights expire, you may exercise your rights by the following guaranteed delivery procedures:

   . deliver your subscription price payment in full for each share you subscribed for under your subscription privileges in the manner set forth
     in "Method of Payment" on page    to the subscription agent on or prior to
     the expiration date;

   . deliver the form entitled "Notice of Guaranteed Delivery", substantially in the form provided with the "Instructions as to Use of Encompass Rights Certificates" distributed with your rights certificates at or prior to the expiration date; and

   . deliver the properly completed rights certificate evidencing your rights being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the subscription agent within three business days following the date of your Notice of Guaranteed Delivery.

   Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions as to the Use of Encompass Rights Certificates, which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must come from an eligible institution, or other eligible guarantee institutions which are members of, or participants in, a signature guarantee program acceptable to the subscription agent.

   In your Notice of Guaranteed Delivery, you must state:

   . your name;

   . the number of rights represented by your rights certificates and the number of shares of our common stock you are subscribing for under your basic subscription privilege; and

   . your guarantee that you will deliver to the subscription agent any rights certificates evidencing the rights you are exercising within three business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

   You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificates at the address set forth above
under "--Delivery of Subscription Materials and Payment" on page   . You may
alternatively transmit your Notice of Guaranteed Delivery to the subscription
agent by facsimile transmission (Facsimile No.: (      )   -    ). To confirm
facsimile deliveries, you may call (      )      .

   The subscription agent will send you additional copies of the form of Notice
of Guaranteed Delivery if you need them. Please call (      )        to request
any copies of the form of Notice of Guaranteed Delivery. Banks and brokerage
firms please call (800)        to request any copies of the form of Notice of
Guaranteed Delivery.

Questions about Exercising Rights

   If you have any questions or require assistance regarding the method of exercising your rights or requests for additional copies of this prospectus, the Instructions as to the Use of Encompass Rights Certificates or the Notice of Guaranteed Delivery, you should contact the subscription agent at the
following address and telephone number:       .

Subscription Agent

   We have appointed                to act as subscription agent for the rights
offering. We will pay all fees and expenses of the subscription agent related to the rights offering and have also agreed to indemnify the subscription agent from liabilities which it may incur in connection with the rights offering.

No Revocation

   Once you have exercised your subscription privileges, you may not revoke your exercise. Rights not exercised prior to the expiration date of the rights offering will expire.

Procedures for DTC Participants

   We expect that your exercise of your basic subscription privilege may be made through the facilities of the Depository Trust Company. If your rights are held of record through DTC, you may exercise your basic subscription privilege and your over-subscription privilege by instructing DTC to transfer your rights from your account to the account of the subscription agent, together with certification as to the aggregate number of rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your subscription price payment for each share you subscribed for pursuant to your basic subscription privilege and your over-subscription privilege.

   No change will be made to the cash subscription price by reason of changes in the trading price of our common stock prior to the closing of the rights offering.

Foreign and Other Shareholders

   Rights certificates will be mailed to rights holders whose addresses are outside the United States or who have an Army Post Office or Fleet Post Office address. To exercise such rights, you must notify the subscription agent, and take all other steps which are necessary to exercise your rights on or prior to the expiration date of the rights offering. If the procedures set forth in the preceding sentence are not followed prior to the expiration date your rights will expire.

Expiration Date, Extensions and Termination

   We may, with the consent of the Apollo Shareholders pursuant to our securities purchase agreement, extend the rights offering and the period for exercising your rights, in our sole discretion. The rights will expire at 5:00
p.m., New York City time, on              , 2002, unless we decide to extend
the rights offering. If the commencement of the rights offering is delayed, the expiration date will be similarly extended. If you do not exercise your basic subscription privilege prior to that time, your rights will be null and void. We will not be required to issue shares of common stock to you if the subscription agent receives your subscription certificate or your payment after that time, regardless of when you sent the subscription certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described above. In addition, the rights offering will be terminated if our shareholders do not approve the purchase of additional shares of our voting stock by the Apollo Shareholders or if the securities purchase agreement with the Apollo Shareholders is terminated.

No Board Recommendation

   An investment in shares of our common stock must be made according to each investor's evaluation of its own best interests. Accordingly, our board of directors makes no recommendation to rights holders regarding whether they should exercise their rights.

Shares of Common Stock Outstanding after the Rights Offering

   Assuming we issue no shares of common stock upon the exercise of rights
except to the Apollo Shareholders, approximately     million shares of common
stock will be issued and outstanding after the rights offering. If an aggregate of $50 million of our securities are issued in the rights offering,
approximately    million shares of common stock and        shares of series c
convertible participating preferred stock will be issued and outstanding after the rights offering. Each share of series c convertible participating preferred stock is the functional equivalent of two shares of common stock.

   Furthermore, even though the rights will be issued to all shareholders on the same basis, due to the obligations of the Apollo Shareholders to purchase $35 million in common stock or, if required, series c convertible participating preferred stock, the percentage of our common stock that you own will most likely decrease, and your voting and other rights will most likely be diluted, even if you exercise your subscription rights in their entirety.

Effects of Rights Offering on our Stock Option Plans and Other Plans

   As of June 28, 2002, there were outstanding options to purchase 9.1 million shares of common stock issued or committed to be issued pursuant to stock options granted by the company and our predecessors. None of the outstanding options have antidilution or other provisions of adjustment to exercise price or number of shares which will be automatically triggered by the rights offering. Each outstanding and unexercised option will remain unchanged and will be exercisable for the same number of shares of common stock and at the same exercise price as before the rights offering.

Effects of Rights Offering on the Apollo Shareholders' Securities and Ownership

   Anti-Dilution Adjustments. Under the terms of the outstanding 7.25% convertible participating preferred stock, the conversion price of the outstanding 7.25% convertible participating preferred stock is to be adjusted if, among other things, we issue rights to subscribe for our common stock at a price below the conversion price of the outstanding 7.25% convertible participating preferred stock in effect at the time of issuance of the rights. The calculation of the antidilution adjustment is described under "Description of Capital Stock" in this prospectus. However, we have agreed with the Apollo Shareholders that the conversion price will be adjusted in connection with the rights offering only to the extent that shares of our common stock are actually issued to shareholders other than the Apollo Shareholders in the rights offering. No adjustment will be made as a result of the issuance of any shares of common stock or series c convertible participating preferred stock to the Apollo Shareholders. This agreement will result in a smaller downward adjustment to the conversion price than a calculation methodology that includes all common stock and series c convertible participating preferred stock issued in connection with the rights offering. At the time of issuance of the rights in the rights offering, the conversion price of the outstanding 7.25% convertible participating preferred stock is expected to continue to be $14.00 per share and, accordingly, an aggregate of 21,679,210 shares of common stock would be issuable upon conversion of the 256,191 shares of outstanding 7.25% convertible participating preferred stock that have a stated value of $256,191,000, or $1,000 per share plus accrued dividends of $47,317,934 as of June 30, 2002. For illustrative purposes only, assuming that rights holders other than the Apollo Shareholders acquire their maximum allocation under the rights offering, the conversion price of the outstanding 7.25% convertible
participating preferred stock would be reduced to $       per share, thereby
increasing the number of shares of our common stock issuable upon conversion of all of the outstanding shares of outstanding 7.25% convertible participating
preferred stock from        to       . The actual adjustment will depend on the
number of shares of common stock issued to rights holders other than the Apollo Shareholders, in the rights offering.

   Rights Distributable in Respect of Outstanding 7.25% Convertible Participating Preferred Stock and Warrants. The Apollo Shareholders have, pursuant to their original investment documents, the right to receive subscription rights in respect of the common stock underlying their 7.25% convertible participating preferred stock and warrants, as if they had converted the 7.25% convertible participating preferred stock and exercised the warrants in full. The Apollo Shareholders do not need to actually convert the 7.25% convertible participating preferred stock or exercise the warrants in order to receive and exercise these rights.

   Set forth below, for illustrative purposes only, are two scenarios which indicate the effect the rights offering and related share issuance could have on the amount of cash we raise and the Apollo Shareholders' relative voting and economic interest. As of the date of this prospectus, the Apollo Shareholders
control       % of the voting power of our outstanding capital stock, and own
      % of our outstanding common stock (on a fully diluted basis assuming all of their 7.25% convertible participating preferred stock and warrants are converted and exercised in full).

   SCENARIO A--All shares of common stock offered in the rights offering are fully subscribed and the Apollo Shareholders acquire an additional $22.5 million of series c convertible participating preferred stock.

   SCENARIO B--The Apollo Shareholders are the only rights holders to acquire shares of common stock pursuant to the rights offering.

                                                                       Apollo Shareholders'
                                      Apollo                            Economic Ownership
                                   Shareholders                             Percentage
                         Apollo      Series C                           (at June 30, 2002)
                      Shareholders  Preferred             Apollo     ------------------------
         Total Rights    Rights       Stock      Cash  Shareholders'                Maximum
Scenario   Offered     Exercised   Purchased(a) Raised   Voting %    Undiluted(b) Dilution(c)
-------- ------------ ------------ ------------ ------ ------------- ------------ -----------
   A....
   B....

--------
(a) Each share of series c convertible participating preferred stock is treated as two shares of common stock for the purposes of this table.
(b) Does not give effect to conversion of the Apollo Shareholders' 7.25% convertible participating preferred stock or exercise of the warrants.
(c) Assumes conversion and exercise in full of the Apollo Shareholders' 7.25% convertible participating preferred stock and warrants.

Other Matters

   We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of our common stock from rights holders who are residents of those states or other jurisdictions. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in order to comply with the securities law requirements of those states or other jurisdictions. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions you will not be eligible to participate in the rights offering.

                         SECURITIES PURCHASE AGREEMENT

   We entered into a securities purchase agreement with the Apollo Shareholders dated as of June 27, 2002. Under the securities purchase agreement, the Apollo Shareholders have agreed to invest $35 million in us by exercising all their rights and subscribing for the purchase of $35 million of common stock in the rights offering. However, to the extent shares of common stock subscribed for purchase by the Apollo Shareholders are needed to satisfy the subscriptions (including over-subscriptions) of other rights holders, the Apollo Shareholders have agreed to purchase shares of series c convertible participating preferred
stock at $   per share, being the aggregate subscription price of the two shares of common stock into which each share of series c convertible participating preferred stock is convertible, in lieu of shares of common stock.

   Under the securities purchase agreement, the subscription price will be equal to the average of the last reported sales prices (or in case no reported sale takes place on any day, the average of the reported closing bid and asked prices on that day) of our common stock on the New York Stock Exchange for the ten consecutive business days beginning on July 1, 2002, except that in no event shall the subscription price be more than $0.70 per share or less than $0.55 per share.

   Representations and Warranties. Under the securities purchase agreement, the company has made representations and warranties relating to:

   . its organization, good standing, qualification and other corporate matters;

   . its power and authority to execute, deliver and perform its obligations in connection with the rights offering;

   . the determination by a special committee of our board of directors that the transactions are fair and its receipt of an opinion from Lehman Brothers Inc. that our transactions with the Apollo Shareholders are fair to the company from a financial point of view;

   . required consents and approvals, and absence of violations of laws;

   . the due authorization of the issuance of the rights and the common stock;

   . that it is not an "investment company" or a "public utility holding company"; and

   . brokers.

   Each of the Apollo Shareholders has made representations and warranties relating to:

   . its organization, good standing, qualification and other corporate matters;

   . its power and authority to execute, deliver and perform its obligations in connection with the rights offering;

   . required consents and approvals, and absence of violations of laws;

   . brokers; and

   . its understanding of the investment risks associated with the rights, and common stock and series c convertible participating preferred stock it will be purchasing pursuant to the securities purchase agreement.

   Certain Covenants and Other Agreements. The company has agreed, among other things:

   . to conduct its business in the ordinary course consistent with past practice, and not to take or omit to take any action which would jeopardize the rights offering;

   . to file a registration statement with the SEC, commence the rights offering promptly following the effective date of the registration statement and pay all expenses associated with the registration statement;

   . to use all reasonable efforts to maintain the listing of its common stock on the NYSE or the NASDAQ National Market;

   . to report to the Apollo Shareholders on operational matters and notify the Apollo Shareholders of any material change to its business;

   . to provide the Apollo Shareholders with an opportunity to review and comment upon any filing, report or communication it makes with any governmental entity in connection with the rights offering, and not to make any such filing, report or communication without the prior consent of the Apollo Shareholders;

   . to consult with the Apollo Shareholders concerning its public announcements and statements;

   . to obtain the consent of the Apollo Shareholders prior to communicating with the NYSE, the SEC or any other governmental entity, and to permit the Apollo Shareholders to participate in such communications;

   . to consult with the Apollo Shareholders during any communications with the banks with respect to the transactions contemplated by the securities purchase agreement; and

   . place on the ballot for the shareholders' meeting, a proposal for an increase in our authorized common stock.

   Each of the Apollo Shareholders has agreed, among other things:

   . not to take or omit to take any action which would jeopardize the transactions contemplated by the securities purchase agreement; and

   . to waive any adjustment to the conversion price of the outstanding 7.25% convertible participating preferred stock that would otherwise be required under the statement of designation with respect to the company's issuance of rights and voting securities to the Apollo Shareholders; and

   . to consult with the company concerning its public announcements and statements.

   Conditions to Closing. Execution of the securities purchase agreement does not, by itself, obligate the parties to consummate the rights offering. Each party's obligation to consummate the rights offering is conditioned upon the following closing conditions:

   . no legal or judicial barriers to the rights offering;

   . effectiveness of the registration statement, with no stop order issued or threatened by the SEC;

   . execution by the banks of the amendment to the credit agreement with the company;

   . the company obtaining the necessary shareholder approvals;

   . the accuracy of the representations and warranties of the other party; and

   . receipt of required consents, approvals, authorizations, waivers and amendments.

   The Apollo Shareholders' obligation to consummate the rights offering is also conditioned upon the following closing conditions:

   . completion of the rights offering in conformity with the requirements provided in the registration statement;

   . approval of the common stock issuable upon exercise of the rights for listing on the NYSE or the NASDAQ National Market;

   . receipt of a legal opinion of the company's counsel;

   . the company filing an amendment to its Amended and Restated Articles of Incorporation increasing the authorized shares of common stock from 200 million to 275 million;

   . delivery by the company of employee waivers stating that there are no agreements providing for any severance, change of control payments or other benefits as a result of the rights offering;

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

   . receipt of an officer's certificate from the company certifying that the above conditions precedent have been satisfied; and

   . reimbursement by the company of the Apollo Shareholders' expenses incurred in connection with the rights offering.

   Indemnification. The company has agreed to indemnify the Apollo Shareholders and their representatives for any losses suffered by the Apollo Shareholders and their representatives resulting from the breach of any representation, warranty or covenant made by the company in the securities purchase agreement or any related document, except to the extent that such losses are determined to be the direct result of fraud or crime committed by the Apollo Shareholders. The Apollo Shareholders shall be entitled to initiate claims for indemnification for breaches of representations and warranties until the later of:

   . the first anniversary of the closing of the rights offering; or

   . the date 30 days after the company publicly files its annual report on Form 10-K for the fiscal year ended December 31, 2002.

   The company and the Apollo Shareholders have agreed to report that the distribution of common stock purchase rights in the rights offering to all recipients shall be treated for all tax purposes as a tax-free distribution on shares of common stock.

   Termination of the Securities Purchase Agreement. The securities purchase agreement may be terminated at any time following its execution but prior to the closing of the rights offering by:

   . the mutual consent of the company and the Apollo Shareholders;

   . either the company or the Apollo Shareholders if the closing date does not occur on or before October 15, 2002, except where the party seeking termination has caused the failure of the closing date to occur by October 15, 2002;

   . either the company or the Apollo Shareholders if any governmental entity has issued a final and nonappealable order enjoining the issuance of the rights and shares of common stock or the consummation of the transaction;

   . by the Apollo Shareholders if:

 --any of the representations and warranties of the company fail to be true and correct and such failure causes a material adverse effect; or

 --the company breaches or fails to comply in any material respect with its obligations under the agreement and does not cure such breach or failure within 15 days after notice by the Apollo Shareholders; and

   . by the company if:

 --any of the representations and warranties of the Apollo Shareholders fail to be true and correct and such failure causes a material adverse effect; or

 --the Apollo Shareholders breach or fail to comply in any material respect with their obligations under the agreement and do not cure such breach or failure within 15 days after notice by the company.

   The foregoing description of the securities purchase agreement is qualified in its entirety by the text of the securities purchase agreement which is an exhibit to the registration statement that includes this prospectus. See "Where
You Can Find More Information" on page   of this prospectus.

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

                 OTHER AGREEMENTS WITH THE APOLLO SHAREHOLDERS

Investor's Rights Agreement

   The following is a summary of the Investor's Rights Agreement dated as of February 22, 2000, between the company and the Apollo Shareholders.

   Preemptive Rights. For so long as the Apollo Shareholders hold common stock equivalents (including convertible preferred stock, common stock or any security representing the right to receive common stock) representing at least 25% of the shares of common stock issuable upon conversion of the 7.25% convertible participating preferred stock initially acquired by the Apollo Shareholders, the Apollo Shareholders will have, subject to certain exceptions, the first right to purchase all of any future issuance by us of equity securities, any debt security convertible into or exchangeable for any equity security, or any option, warrant, or other right to subscribe for or purchase any such equity or debt security.

   If the Apollo Shareholders choose not to purchase the offered securities and we sell all of the offered securities to a third party on the same terms, then the Apollo Shareholders will have the right to purchase a proportionate amount of such offered securities which represents their total ownership percentage of our outstanding common stock. Further, any offered securities not purchased must again be re-offered to the Apollo Shareholders before being sold to a third party.

   Registration Rights. We have agreed to register for resale under the Securities Act of 1933, as amended, all shares of common stock now owned or hereafter acquired by the Apollo Shareholders (including those shares issuable upon the conversion of the 7.25% convertible participating preferred stock) with an aggregate fair market value of at least $25,000,000 upon the request of holders of at least 20% of the common stock issued to the Apollo Shareholders. In addition, if we register our own securities we will be required to use our best efforts to register all common stock now owned or hereafter acquired by the Apollo Shareholders (including those shares issued upon conversion of the 7.25% convertible participating preferred stock) upon the request of such Apollo Shareholders. These registration rights are transferable.

   Representation on the Board of Directors. Pursuant to the investor's rights agreement, the Apollo Shareholders may elect directors to the board as follows:

   . for so long as the Apollo Shareholders hold in the aggregate common stock equivalents equal to at least 50% of the common stock equivalents represented by its initial investment in the 7.25% convertible participating preferred stock, the Apollo Shareholders may designate for election the greater of three directors or 30% of the board, rounded up to the nearest whole director;

   . for so long as the Apollo Shareholders hold in the aggregate common stock equivalents equal to at least 25% of the common stock equivalents represented by its initial investment in the 7.25% convertible participating preferred stock, the Apollo Shareholders may designate for election 22% of the board, rounded up to the nearest whole director; and

   . for so long as the Apollo Shareholders hold in the aggregate common stock equivalents equal to at least 12.5% of the common stock equivalents represented by its initial investment in the 7.25% convertible participating preferred stock, the Apollo Shareholders may designate for election 15% of the board, rounded up to the nearest whole director.

   The Apollo Shareholders are entitled to proportionate representation on every committee of our board, except the Apollo Shareholders are entitled to designate two of the five members of our executive committee and one of the three members of our acquisitions committee.

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

   The Apollo Shareholders may, upon the occurrence of any of the following events of non-compliance until such non-compliance is remedied, designate a number of individuals that, when combined with the directors they are already entitled to elect, will constitute a majority of our board of directors:

   . any material and intentional breach by us of any of the terms and conditions of the investor's rights agreement;

   . any payment default or any other default giving rise to a right of acceleration, under any of our indebtedness that has an aggregate principal amount outstanding of greater than $10 million;

   . we voluntarily commence certain bankruptcy-related proceedings; or

   . any involuntary proceeding is commenced with respect to us and any such proceeding remains unstayed for a period of sixty consecutive days.

   The investor's rights agreement provides that, for so long as the Apollo Shareholders own common stock representing 5% or more of the outstanding common stock, the Apollo Shareholders may designate one member to the board of directors.

   Certain Consent Rights of the Apollo Shareholders. Until February 22, 2012 and for so long as the Apollo Shareholders hold in the aggregate 7.25% convertible participating preferred stock representing 25% of their original investment or if the 7.25% convertible participating preferred stock has been converted into shares of common stock after the receipt by the holders of notice of our intention to redeem the 7.25% convertible participating preferred stock pursuant to the statement of designation, then for two years from the date of conversion, for so long as the Apollo Shareholders hold common stock equivalents equal to 25% of the common stock underlying their original investment, we may not take, agree, or commit to take any of the following actions without the prior written consent of the Apollo Shareholders:

   . except under limited circumstances, merge or consolidate with any person or sell all or substantially all of our assets;

   . enter into any transaction with certain of our affiliates unless such transaction is in the ordinary course of business and on fair and reasonable terms;

   . engage in any business other than the facilities services industry;

   . effect, approve, or authorize any liquidation or any recapitalization, other than any liquidation or recapitalization of any wholly-owned subsidiary;

   . amend, supplement, or waive any of the terms or conditions of any agreement between us and a shareholder with respect to the retention by the shareholder of shares of our capital stock unless such amendment, supplement, or waiver pertains to an agreement with a non-employee of ours and involves less than 10,000 shares of common stock;

   . acquire or dispose of businesses or assets, directly or indirectly, where acquisitions would exceed 2.0% of our total assets and dispositions would exceed 2.5% of our total assets;

   . hire or fire, or make certain amendments to the employment terms of, our chairman of the board or our chief executive officer or the top two of our executive officers, if different;

   . incur or refinance any indebtedness, except under certain specific circumstances;

   . make certain capital expenditures;

   . except under limited circumstances, create or acquire any interest in subsidiaries other than wholly-owned subsidiaries; or

   . adopt or amend certain equity-linked compensation or benefit plans or make individual bonus payments exceeding $250,000.


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

   Until February 22, 2012, if the holders have converted their shares of 7.25% convertible participating preferred stock into common stock after receipt of notice of our intention to redeem the 7.25% convertible participating preferred stock and two years have elapsed since the date of such conversion, for so long as the Apollo Shareholders hold at least 10% of the outstanding common stock, we may not take any of the following actions:

   . except under limited circumstances, merge or consolidate with any person, or sell all or substantially all of our assets;

   . enter into any transaction with certain of our affiliates unless such transaction is in the ordinary course of business and on fair and reasonable terms;

   . effect, approve, or authorize any liquidation or any recapitalization, other than any liquidation or recapitalization of any wholly-owned subsidiary; or

   . hire or fire, or make certain amendments to the employment terms of, our chairman of the board or our chief executive officer or the top two of our executive officers, if different.

   The Company's Special Redemption Option. If we request that the Apollo Shareholders consent to our merger or consolidation with a third party and the Apollo Shareholders do not consent to the proposed transaction, then we may consummate the proposed transaction without the consent of the Apollo Shareholders, provided that we purchase from the Apollo Shareholders all of the shares of 7.25% convertible participating preferred stock and the shares of common stock it received upon conversion of the 7.25% convertible participating preferred stock. The purchase price for the 7.25% convertible participating preferred stock and shares of common stock received upon its conversion is an amount that provides to the Apollo Shareholders a 25% annual rate of return compounded quarterly on the original cost of the shares of 7.25% convertible participating preferred stock, such return to be calculated from February 22, 2000 through the date of consummation of the proposed transaction. The Apollo Shareholders have agreed to vote their shares of capital stock in favor of any proposed transaction as to which we have determined to purchase the shares as described above.

   Voting Agreement. The Apollo Shareholders have agreed not to enter into any agreement or arrangement that confers on any other person or entity, other than an affiliate of the Apollo Shareholders, the right to vote shares of the 7.25% convertible participating preferred stock or the common stock received upon exercise of the 7.25% convertible participating preferred stock owned by the Apollo Shareholders.

                         DESCRIPTION OF CAPITAL STOCK

   As of June       , 2002, our authorized capital stock consisted of
200,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share, of which 275,000 shares have been designated as 7.25% convertible participating preferred stock. As of
that date, we had      shares of common stock outstanding and 256,191 shares of
7.25% convertible participating preferred stock outstanding. If the proposal to amend our amended and restated articles of incorporation is adopted by our shareholders and effected by us, then our authorized capital stock will consist of 275,000,000 shares of common stock, and 50,000,000 shares of preferred stock. The following is a summary of the material terms of our capital stock. This summary does not purport to be complete or to contain all the information that may be important to you, and is qualified in its entirety by reference to our amended and restated articles of incorporation, or our articles of incorporation, and bylaws, the statements of designation for our 7.25% convertible participating preferred stock and our series c convertible participating preferred stock and the investor's rights agreement with the Apollo Shareholders. We encourage you to read the provisions of these documents to the extent they relate to your individual investment strategy. Copies of our articles of incorporation, as amended, and the statement of designation for our series c convertible participating preferred stock are exhibits to our registration statement on Form S-3 filed on July 1, 2002. Copies of the statement of designation for our 7.25% convertible participating preferred stock and the investor's rights agreement are filed as exhibits to our annual report on Form 10-K for the year ended December 31, 1999. A copy of our bylaws, as amended, is filed as an exhibit to our annual report on Form 10-K/A for the year ended December 31, 1998.

Preferred Stock

   Our articles of incorporation authorize us to issue preferred stock in one or more series having designations, rights, and preferences determined from time to time by our board of directors. Accordingly, subject to applicable stock exchange rules and the terms of existing preferred stock, our board of directors is empowered, without the approval of the holders of common stock, to issue shares of preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of common stock. Currently, we have two series of preferred stock: the 7.25% convertible participating preferred stock and the newly-created series c convertible participating preferred stock. The terms of the 7.25% convertible participating preferred stock and series c convertible participating preferred stock are discussed below. In some cases, the issuance of preferred stock could delay a change of control of us or make it harder to remove present management. In addition, the voting and conversion rights of a series of preferred stock could adversely affect the voting power of our common shareholders. Preferred stock could also restrict dividend payments to holders of our common stock. Although we have no present intention to create any new series or issue any additional shares of preferred stock, we could do so at any time in the future, subject to the rights of holders of our existing preferred stock.

7.25% Convertible Participating Preferred Stock

   Our board of directors has designated 275,000 of our authorized shares of preferred stock as 7.25% convertible participating preferred stock. Currently, 256,191 shares of 7.25% convertible participating preferred stock are outstanding, all of which are held by the Apollo Shareholders.

   Conversion Rights. At the holder's election, each share of 7.25% convertible participating preferred stock is convertible into a number of shares of common stock determined by dividing:

   . the $1,000 liquidation preference, plus the amount of all accrued and unpaid dividends;

   . by the conversion price of $14.00, subject to adjustment.

   The price per share of common stock into which the 7.25% convertible participating preferred stock is convertible is subject to adjustment under certain circumstances, including the following:

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

   . until August 22, 2002, issuances (or deemed issuances) of common stock without consideration or for consideration that is less than the greater of the applicable conversion price and the per share fair market value of the common stock; and

   . after August 22, 2002, issuances (or deemed issuances) of common stock without consideration or for consideration that is less than the per share fair market value of the common stock.

   Dividends. The 7.25% convertible participating preferred stock bears a preferred cumulative dividend at the rate of 7.25% per year and a default rate of 9.25% during the continuation of any event of non-compliance. Until April 1, 2003, dividends may be paid quarterly in cash or accumulated at our option. Thereafter, dividends will be paid quarterly in cash.

   The 7.25% convertible participating preferred stock is also entitled to share in any dividends we may declare on our common stock. If we declare a dividend on our common stock, the holders of the 7.25% convertible participating preferred stock will have the option to:

   . receive the dividend that the holder would have received had the holder's
     7.25% convertible participating preferred stock been converted into common stock immediately prior to the record date of such common stock dividend; or

   . reduce the conversion price of the holder's series a convertible preferred stock by the per share amount of such common stock dividend.

   If a change of control of us occurs prior to February 22, 2005, then the holders of the 7.25% convertible participating preferred stock shall receive, out of legally available funds, all accrued and unpaid dividends as of the date of the change of control, plus the lesser of:

   . all dividends that would have accrued from the date of the change of control through February 22, 2005; and

   . all dividends that would have accrued from the date of the change of control through the date that is two and one-half years from the date of the change of control.

   Liquidation Preference. Each share of 7.25% convertible participating preferred stock has a liquidation preference in an amount equal to the greater of:

   . $1,000, plus all accrued and unpaid dividends; and

   . the amount the holder would have received if such holder had converted such share into shares of common stock immediately prior to such liquidation.

   If we liquidate, no distribution may be made to the holders of our common stock or the holders of any other class or series of our capital stock ranking junior to the 7.25% convertible participating preferred stock until the holders of the 7.25% convertible participating preferred stock have received their liquidation preference.

   Representation on the Board of Directors. The holders of the 7.25% convertible preferred stock may elect directors to the board as follows:

   . for so long as the Apollo Shareholders hold in the aggregate common stock equivalents equal to at least 50% of the common stock equivalents represented by its initial investment in the 7.25% convertible participating preferred stock, the Apollo Shareholders may elect the greater of three directors or 30% of the board, rounded up to the nearest whole director;

   . for so long as the Apollo Shareholders hold in the aggregate common stock equivalents equal to at least 25% of the common stock equivalents represented by its initial investment in the 7.25% convertible participating preferred stock, the Apollo Shareholders may elect 22% of the board, rounded up to the nearest whole director; and

   . for so long as the Apollo Shareholders hold in the aggregate common stock equivalents equal to at least 12.5% of the common stock equivalents represented by its initial investment in the 7.25% convertible participating preferred stock, the Apollo Shareholders may elect 15% of the board, rounded up to the nearest whole director.

   The holders of the 7.25% convertible participating preferred stock are entitled to representation on every committee of our board in proportion to the percentages set forth above.

   In addition, upon the occurrence of any of the following events of non-compliance until such non-compliance is remedied, holders of a majority of the shares of the 7.25% convertible participating preferred stock may designate a number of individuals that, when combined with the directors they are already entitled to elect, will constitute a majority of our board of directors:

   . we fail to pay the dividends or distributions required to be paid on the 7.25% convertible participating preferred stock within ten days after notice of such failure;

   . we fail to pay the full redemption price when due;

   . any breach by us of our obligations to obtain the approval of the holders of the 7.25% convertible participating preferred stock as required by the statement of designations;

   . any material and intentional breach by us of any of the terms and conditions of the investor's rights agreement;

   . any payment default or any other default giving rise to a right of acceleration, under any of our indebtedness that has an aggregate principal amount outstanding of greater than $10 million;

   . we voluntarily commence certain bankruptcy-related proceedings; or

   . any involuntary proceeding is commenced with respect to us and any such proceeding remains unstayed for a period of sixty consecutive days.

   Redemption. The 7.25% convertible participating preferred stock is subject to mandatory and optional redemption. On February 22, 2012, we must redeem all outstanding shares of 7.25% convertible participating preferred stock at a price per share equal to the liquidation amount as of such date.

   At any time after February 22, 2005, we may elect to redeem all, but not less than all, outstanding shares of 7.25% convertible participating preferred stock at a price per share as follows:

   . 103% of the liquidation amount as of such date, if the redemption occurs on or after February 22, 2005 but before February 22, 2006;

   . 102% of the liquidation amount as of such date, if the redemption occurs on or after February 22, 2006 but before February 22, 2008; or

   . 101% of the liquidation amount as of such date, if the redemption occurs on or after February 22, 2008 but before February 22, 2012.

Each holder of 7.25% convertible participating preferred stock may elect to have any or all of such holder's shares redeemed effective after the consummation of a change of control for a price equal to 101% of the liquidation amount.

   Voting Rights. Holders of the 7.25% convertible participating preferred stock are entitled to vote on all matters presented to the holders of the common stock. Each share of 7.25% convertible participating preferred stock entitles the holder to cast the number of votes such holder would have been entitled to cast had such holder converted such share of 7.25% convertible participating preferred stock into shares of common stock as of the record date for determining eligibility for such vote. As of June 30, 2002, the holders of 7.25% convertible

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

participating preferred stock are entitled to an aggregate of approximately 21,679,210 votes, representing approximately 25.2% of the voting power of our outstanding securities.

   In addition, so long as any shares of 7.25% convertible participating preferred stock are outstanding, neither we nor any of our subsidiaries may take any of the following actions without the consent of the holders of at least a majority of the outstanding shares of 7.25% convertible participating preferred stock:

   . authorize or issue any securities equal in priority with or senior to or which in any manner that has a material adverse effect on the rights, preferences, or remedies of the holders of the 7.25% convertible participating preferred stock or authorize or issue new shares of 7.25% convertible participating preferred stock;

   . amend the terms of the 7.25% convertible participating preferred stock or amend the terms of our articles of incorporation or bylaws in a manner that would adversely affect the rights, preferences, and privileges of the holders of the 7.25% convertible participating preferred stock;

   . declare or pay any dividend on, or purchase or redeem, any shares of any capital stock ranking junior to the 7.25% convertible participating preferred stock, or any warrants or options to purchase any of our capital stock, except that we may declare or pay any dividend on or repurchase our common stock if the amount, when combined with the sum of all other dividends declared or paid on, plus all amounts paid in the repurchase of, the common stock in the preceding twelve month period, does not exceed 5% of the aggregate fair market value of the common stock at the time of the declaration or payment of the dividend or commitment to repurchase;

   . agree to any provision in any agreement that would by its terms impose any restriction on our ability to honor the exercise of any rights of the holders of the 7.25% convertible participating preferred stock; or

   . enter into any transaction with certain affiliates unless such transaction is in the ordinary course of business and on fair and reasonable terms.

Investor's Rights Agreement

   On February 22, 2000, we entered into the investor's rights agreement with an affiliate of the Apollo Shareholders, which further defines our rights and obligations with respect to the 7.25% convertible participating preferred stock. See "Other Agreements with the Apollo Shareholders--Investor's Rights
Agreement" beginning on page   .

Series C Convertible Participating Preferred Stock

   Our board of directors has designated        of our authorized shares of
preferred stock as series c convertible participating preferred stock. Currently, none of the shares of series c convertible participating preferred stock is outstanding. In accordance with our securities purchase agreement with the Apollo Shareholders, if we do not have a sufficient number of authorized shares of common stock to issue the full number of shares subscribed for in the rights offering, then in lieu of issuing shares of common stock to the Apollo Shareholders we will issue to them a number of shares of series c convertible participating preferred stock that are convertible into the number of shares of common stock they would have otherwise received. Except as required by the terms of the securities purchase agreement, we have no present intention to issue shares of series c convertible participating preferred stock.

   Conversion Rights. To the extent we have authorized and unreserved shares of common stock available, each share of series c convertible participating preferred stock will immediately convert into two shares of common stock, subject to adjustment for:

   . stock splits and reverse stock splits of the common stock; and

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

   . the conversion or exchange of shares of common stock for other securities in connection with a capital reorganization, reclassification of stock, merger, or consolidation.

   Dividends. The series c convertible participating preferred stock is entitled to share in any dividends we may declare on our common stock based upon the number of shares of common stock into which it is convertible.

   Liquidation Preference. Each share of series c convertible participating preferred stock has a liquidation preference in an amount equal $0.02, plus all accrued and accumulated unpaid dividends. Upon liquidation, the payment of the liquidation preference on the series c convertible participating preferred stock will occur after payment, or provision for payment, is made to our creditors and the holders of our 7.25% convertible participating preferred stock. If we liquidate, no distribution may be made to the holders of our common stock and any other class or series of our capital stock (other than the 7.25% convertible participating preferred stock) until the holders of the series c convertible participating preferred stock have received their liquidation preference.

   Voting Rights. Holders of the series c convertible participating preferred stock are entitled to vote on all matters presented to the holders of the common stock. Each share of series c convertible participating preferred stock entitles the holder to cast the number of votes such holder would have been entitled to cast had such holder converted such share of series c convertible participating preferred stock into shares of common stock as of the record date for determining eligibility for such vote.

   Miscellaneous. The terms of the series c convertible participating preferred stock do not entitle the holders thereof to preemptive, subscription, or redemption rights.

Common Stock

   Voting Rights. Each share of our common stock is entitled to one vote in the election of directors and other matters. A majority of shares of our voting stock constitute a quorum at any meeting of shareholders. Common shareholders are not entitled to cumulative voting rights.

   Dividends. Subject to the preferential rights of any outstanding shares of preferred stock and the restrictive terms of our credit agreement, which prohibits the payment of dividends, dividends may be paid to holders of common stock as may be declared by our board of directors out of funds legally available for that purpose. We do not intend to pay dividends at the present time or in the near future.

   Liquidation. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common shareholders will receive pro rata all assets remaining after we pay our creditors and satisfy the liquidation preference of our preferred shareholders.

   Miscellaneous. Holders of common stock have no preemptive, subscription, redemption, or conversion rights.

   The transfer agent and registrar for the common stock is Mellon Investor Services, LLC.

Texas Anti-Takeover Law

   We are a Texas corporation. The Texas Business Corporation Act contain certain provisions that, in addition to the Apollo Shareholders' substantial investment in us, could discourage potential takeover attempts and make it more difficult for our shareholders to change management or receive a premium for their shares.

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

   Texas Law. We are subject to Part 13 of the Texas Business Corporation Act which provides that we may not, directly or indirectly, enter into or engage in a merger, sale of assets, issuance of shares, or similar transaction with a person that has beneficially owned during the past three years, 20% or more of our outstanding voting shares, or any affiliate or associate of such affiliated shareholder, during the three-year period immediately following the date such affiliated shareholder first acquired 20% or more of our shares unless:

   . the business combination or the purchase or acquisition of shares that resulted in the affiliated shareholder acquiring 20% or more of our shares is approved by the board of directors before such acquisition; or

   . the business combination is approved, by the affirmative vote of the holders of at least two-thirds of our outstanding voting shares not beneficially owned by the affiliated shareholder or an affiliate or associate of the affiliated shareholder, at a meeting of shareholders and not by written consent, duly called for that purpose at least six months after the date that the affiliated shareholder first acquired 20% or more of our shares.

   Part 13 of the Texas Business Corporation Act does not apply to the rights offering and the $35 million purchase by the Apollo Shareholders because the initial purchase of shares of 7.25% convertible participating preferred stock, representing more than 20% of own outstanding vesting shares, by the Apollo Shareholders was approved by our board of directors prior to such purchase.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

   The following discussion is a summary of certain federal income tax consequences of the rights offering to holders of common stock that hold such stock as a capital asset for federal income tax purposes. This discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are U.S. persons, which is defined as a citizen or resident of the United States, a domestic partnership, a domestic corporation, any estate (other than a foreign estate), and any trust so long as a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. Generally, for federal income tax purposes an estate is classified as a "foreign estate" based on the location of the estate assets, the country of the estate's domiciliary administration, and the nationality and residency of the domiciliary personal representative.

   This discussion does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code of 1986, as amended, including, holders of outstanding participatory preferred stock or warrants, holders who are dealers in securities or foreign currency, foreign persons (defined as all persons other than U.S. persons), insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired common stock pursuant to the exercise of compensatory stock options or warrants or otherwise as compensation.

   We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the rights offering or the related share issuance. The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws. ACCORDINGLY, EACH HOLDER OF COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE RIGHTS OFFERING OR THE RELATED SHARE ISSUANCE TO SUCH HOLDER.

   The federal income tax consequences for a holder of common stock on a receipt of subscription rights under the rights offering should be as follows:

   . A holder should not recognize taxable income for federal income tax purposes in connection with the receipt of subscription rights in the rights offering.

   . Except as provided in the following sentence, the tax basis of the subscription rights received by a holder in the rights offering should be zero. If either (i) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received or (ii) the holder elects, by attaching a statement to its federal income tax return for the taxable year in which the subscription rights are received, to allocate part of the tax basis of such common stock to the subscription rights, then upon exercise or transfer of the subscription rights, the holder's tax basis in the common stock should be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. A holder's holding period for the subscription rights received in the rights offering should include the holder's holding period for the common stock with respect to which the subscription rights were received.

   . A holder that allows the subscription rights received in the rights offering to expire should not recognize any gain or loss, and the tax basis of the common stock owned by such holder with respect to which such subscription rights were distributed should be equal to the tax basis of such common stock immediately before the receipt of the subscription rights in the rights offering.

   . A holder should not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering.

   . The tax basis of the common stock acquired through exercise of the subscription rights should equal the sum of the subscription price for the common stock and the holder's tax basis, if any, in the rights as described above.

   . The holding period for the common stock acquired through exercise of the subscription rights should begin on the date the subscription rights are exercised.

                                 LEGAL MATTERS

   The validity of the shares of common stock and series c convertible participating preferred stock offered hereby will be passed upon for us by Bracewell & Patterson, L.L.P., Houston, Texas.

                                    EXPERTS

   The consolidated balance sheets of Encompass Services Corporation as of December 31, 2001 and 2000 and the related consolidated statements of operations, shareholders' equity and other comprehensive income and cash flows for each of the years then ended, have been incorporated by reference into this prospectus in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference into this prospectus, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2001 consolidated financial statements refers to a change in the method of accounting for derivative instruments and hedging activities.

   The consolidated statements of operations, of shareholders' equity and other comprehensive income and of cash flows for the year ended December 31, 1999, incorporated in this prospectus by reference to the company's Form 10-K/A dated July 1, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information as well as the information included in this prospectus.

   You may read and copy any document we file with the SEC at its public reference room located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

   Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov and through the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our shares of common stock are traded.

   We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 regarding to this rights offering. This prospectus does not contain all of the information set forth in the registration statement and its exhibits.

                          FORWARD-LOOKING STATEMENTS

   This document and the information incorporated by reference contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to management. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "should," "may," "will," "objective," "projection," "forecast," "management believes," "continue," "strategy," "position" or the negative of those terms or other variations of them or by comparable terminology. In particular, statements, express or implied, concerning future operating results or the ability to generate sales, income or cash flow are forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of our operations set forth in this document under:

   . Summary;

   . Risk Factors;

   . Business; and

   . Capitalization.

and in the documents incorporated by reference under the captions:

   . Description of Business; and

   . Management's Discussion and Analysis of Financial Condition and Results of
     Operations.

   Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond management's ability to control or predict. These statements are necessarily based upon various assumptions involving judgments with respect to the future including, among others:

   . the ability to achieve synergies and revenue growth;

   . national, regional and local economic, competitive and regulatory conditions and developments;

   . technological developments;

   . capital market conditions;

   . inflation rates;

   . interest rates;

   . weather conditions;

   . the timing and success of integration and business development efforts;

   . the impact of a national energy policy; and

   . other uncertainties,

all of which are difficult to predict and many of which are beyond management's control. You are cautioned not to put undue reliance on any forward-looking statements.

   You should understand that the foregoing important factors, in addition to those discussed elsewhere in this document, including those under the heading "Risk Factors," could affect our future results and could cause results to differ materially from those expressed in such forward-looking statements.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

   The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the issuance and distribution of the securities being offered. All items below are estimates other than the Securities and Exchange Commission registration fee and the NYSE listing fee. Encompass will pay all of such expenses.

           Securities and Exchange Commission registration fee $6,670
           NYSE listing fee...................................      *
           Printing and engraving expenses....................      *
           Accounting fees and expenses.......................      *
           Legal fees and expenses............................      *
           Subscription Agent fees and expenses...............      *
           Miscellaneous......................................      *
                                                               ------
              Total........................................... $    *
                                                               ======

--------
* To be completed by amendment.

Item 15.  Indemnification of Directors and Officers.

   Article 2.02A of the Texas Business Corporation Act (the "TBCA'') provides, in relevant part, as follows:

      Subject to the provisions of Sections B and C of this Article, each corporation shall have power:

      (16) to indemnify directors, officers, employees, and agents of the corporation and to purchase and maintain liability insurance for those persons.

   Article IX of the Articles of Incorporation of Encompass Services Corporation (the "Company'') (therein referred to as the "Corporation'') and
Article 6 of the Bylaws of the Company provide as follows:

   1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative, arbitrative or investigative, any appeal in such action, suit or proceeding, and any inquiry or investigation that would lead to such action, suit or proceeding (hereinafter a "proceeding''), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to any employee benefit plan (hereinafter an "indemnitee''), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the TBCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all judgments, fines, penalties (including excise tax and similar taxes), settlements, and reasonable expenses actually incurred by such indemnitee in connection therewith. The right to indemnification conferred in this Article shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses''); provided, however, that, if the TBCA requires, an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of any undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.

   2. Insurance. The Corporation may purchase and maintain insurance, at its expense, on behalf of any indemnitee against any liability asserted against him and incurred by him in such a capacity or arising out of his status as a representative of the Corporation, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the TBCA.

   3. Indemnity of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article or as otherwise permitted under the TBCA with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

   The Company has entered into employment agreements with its executive officers pursuant to which the Company generally is obligated to indemnify such officers to the full extent permitted by the TBCA as described above.

   The Company has purchased liability insurance policies covering the directors and officers of the Company, including, protection where the Company cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Item 16.  Exhibits.

Exhibit
Number  Description of Exhibit
------  ----------------------
  3.1*  Amended and Restated Articles of Incorporation of Group Maintenance America Corp. (Exhibit A
        to Exhibit 3.1 to Encompass' Annual Report on Form 10-K for the fiscal year ended December 31,
        1999, File No. 1-13565).

  3.2*  Statement of Designation dated February 15, 2000 relating to the 7.25% Convertible Preferred
        Stock of Encompass (Exhibit 3.2 to Encompass' Annual Report on Form 10-K for the fiscal year ended December 31, 1999, File No. 1-13565).

  3.3*  Form of Statement of Designation relating to the Series C Convertible Participating Preferred
        Stock of Encompass (Exhibit B to Exhibit 99.2 of Encompass' Current Report on Form 8-K filed
        June 28, 2002, File No. 1-13565).

  4.1** Form of Rights Certificate.

  4.2*  Indenture dated as of April 30, 1999 among Building One Services Corporation, the guarantors named therein and IBJ Whitehall Bank & Trust Company, as Trustee (Exhibit 4.1 to Encompass'
        Annual Report on Form 10-K for the fiscal year ended December 31, 1999, File No. 1-13565).

Exhibit
Number  Description of Exhibit
------  ----------------------
  4.3*  First Supplemental Indenture dated as of November 12, 1999 among Building One Services
        Corporation, the guarantors named therein and IBJ Whitehall Bank & Trust Company, as Trustee
        (Exhibit 4.2 to Encompass' Annual Report on Form 10-K for the fiscal year ended December 31,
        1999, File No. 1-13565).

  4.4*  Second Supplemental Indenture dated as of January 31, 2000 among Building One Services
        Corporation, the guarantors named therein and IBJ Whitehall Bank & Trust Company, as Trustee
        (Exhibit 4.3 to Encompass' Annual Report on Form 10-K for the fiscal year ended December 31,
        1999, File No. 1-13565).

  4.5*  Third Supplemental Indenture dated as of February 22, 2000 among Building One Services
        Corporation, Group Maintenance America Corp., the guarantors named therein and The Bank of
        New York, as successor to IBJ Whitehall Bank & Trust Company, as Trustee (Exhibit 4.4 to
        Encompass' Annual Report on Form 10-K for the fiscal year ended December 31, 1999, File
        No. 1-13565).

  4.6*  Fourth Supplemental Indenture dated as of June 28, 2001 among Encompass, the guarantors named therein and The Bank of New York, as successor to IBJ Whitehall Bank & Trust Company, as Trustee (Exhibit 10.2 to Encompass' Quarterly Report on Form 10-Q for the quarter ended June
        30, 2001, File No. 1-13565).

  4.7*  Form of 10 1/2% Senior Subordinated Note (contained in the Fourth Supplemental Indenture filed as Exhibit 4.6 above).

  4.8*  Form of Registration Rights Agreement dated as of June 28, 2001 between Encompass and the
        Initial Purchasers named therein (Exhibit 4.7 to Registration Statement No. 333-68064).

  5.1** Opinion of Bracewell & Patterson, L.L.P.

  5.2   Opinion of Lehman Brothers Inc.

 10.1*  Credit Agreement dated as of February 22, 2000 among Encompass, the subsidiaries of
        Encompass named therein, Bank of America, N. A., as administrative agent, Chase Bank of Texas,
        National Association, as syndication agent, First Union National Bank, as documentation agent, and the banks named therein (Exhibit 10.15 to Encompass' Annual Report on Form 10-K for the
        fiscal year ended December 31, 1999, File No. 1-13565).

 10.2*  First Amendment dated effective as of March 23, 2000 to Credit Agreement dated as of February
        22, 2000 among Encompass, the subsidiaries of Encompass named therein, Bank of America,
        N. A., as administrative agent, Chase Bank of Texas, National Association, as syndication agent,
        First Union National Bank, as documentation agent, and the banks named therein (Exhibit 10.1 to
        Encompass' Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, File No.
        1-13565).

 10.3*  Second Amendment dated effective as of May 10, 2000 to Credit Agreement dated as of February
        22, 2000 among Encompass, the subsidiaries of Encompass named therein, Bank of America,
        N. A., as administrative agent, Chase Bank of Texas, National Association, as syndication agent,
        First Union National Bank, as documentation agent, and the banks named therein (Exhibit 10.2 to
        Encompass' Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, File No.
        1-13565).

 10.4*  Third Amendment dated effective as of June 8, 2001 to Credit Agreement dated as of February 22,
        2000 among Encompass, the subsidiaries of Encompass named therein, Bank of America, N. A., as administrative agent, The Chase Manhattan Bank, as successor to Chase Bank of Texas,
        National Association, as syndication agent, First Union National Bank, as documentation agent, and the banks named therein (Exhibit 10.1 to Encompass' Quarterly Report on Form 10-Q for the
        quarter ended June 30, 2001, File No. 1-13565).

Exhibit
Number  Description of Exhibit
------  ----------------------

 10.5*  Fourth Amendment dated effective as of November 9, 2001 to Credit Agreement dated as of
        February 22, 2000 among Encompass, the subsidiaries of Encompass named therein, Bank of
        America, N. A., as administrative agent, The Chase Manhattan Bank, as successor to Chase Bank of Texas, National Association, as syndication agent, First Union National Bank, as documentation agent, and the banks named therein (Exhibit 10 to Encompass' Quarterly Report on Form 10-Q for
        the quarter ended September 30, 2001, File No. 1-13565).

 10.6*  Fifth Amendment dated effective as of June 27, 2002 to Credit Agreement dated as of February
        22, 2000 among Encompass, the subsidiaries of Encompass named therein, Bank of America,
        N. A., as administrative agent, JP Morgan Chase Bank, as successor to The Chase Manhattan
        Bank, as successor to Chase Bank of Texas, National Association, as syndication agent, Wachovia
        Bank National Association, as successor to First Union National Bank, as documentation agent, and the banks named therein (Exhibit 99.3 to Encompass' Current Report on Form 8-K filed June
        28, 2002, File No. 1-13565).

 10.7*  Investor's Rights Agreement dated February 22, 2000 between Group Maintenance America Corp.
        and BOSS II, LLC (Exhibit 10.17 to Encompass' Annual Report on Form 10-K for the fiscal year ended December 31, 1999, File No. 1-13565).

 23.1** Consent of Bracewell & Patterson, L.L.P. (included in Exhibit 5.1).

 23.2   Consent of KPMG LLP.

 23.3   Consent of PricewaterhouseCoopers LLP.

 23.4** Consent of Lehman Brothers Inc.

 24.1   Form of Power of Attorney executed by each director.

 99.1** Form of Instructions as to Use of Rights Certificates.

 99.2** Form of Notice of Guaranteed Delivery for Rights Certificate.

 99.3** Form of Letter to Shareholders Who Are Record Holders.

 99.4** Form of Letter to Shareholders Who Are Beneficial Holders.

 99.5** Form of Letter to Clients of Shareholders Who Are Beneficial Holders.

 99.6** Form of Nominee Holder Certification Form.

 99.7** Substitute Form W-9 for Use with the Rights Offering.

 99.8** Form of Beneficial Owner Election Form.

 99.9*  Securities Purchase Agreement between the Registrant and the Investors Identified Therein, dated as of June 27, 2002 (Exhibit 99.2 to Encompass' current report on Form 8-K filed June 28, 2002,
        File No. 1-13565).

--------
*  Incorporated by reference from a prior filing as indicated.
** To be filed by amendment.

Item 17.  Undertakings.

   (a) Regulation S-K, Item 512 Undertakings

      (1) The undersigned registrant hereby undertakes:

          (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee'' table in the effective registration statement; and

             (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incporated by reference in this registration statement.

          (ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 1, 2002.

                                          ENCOMPASS SERVICES CORPORATION

                                                   /s/ DARREN B. MILLER
                                          By: _______________________________
                                                     Darren B. Miller
                                                Senior Vice President and
                                                 Chief Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the indicated capacities on July 1, 2002.

          Signature                        Title
          ---------                        -----

/s/ J. PATRICK MILLINOR, JR.   Chairman of the Board;
-----------------------------    Director
  J. Patrick Millinor, Jr.

     /s/ JOSEPH M. IVEY        President and Chief Executive
-----------------------------    Officer; Director
       Joseph M. Ivey            (principal executive
                                 officer)

    /s/ DARREN B. MILLER       Senior Vice President and
-----------------------------    Chief Financial Officer
      Darren B. Miller           (principal financial
                                 officer)

      /s/ L. SCOTT BIAR        Vice President, Chief
-----------------------------    Accounting Officer
        L. Scott Biar            (principal accounting
                                 officer)

      /s/ ANDREW AFRICK        Director
-----------------------------
        Andrew Africk

    /s/ VINCENT W. EADES       Director
-----------------------------
      Vincent W. Eades

      /s/ MICHAEL GROSS        Director
-----------------------------
        Michael Gross

     /s/ SCOTT KLEINMAN        Director
-----------------------------
       Scott Kleinman

     /s/ DONALD L. LUKE        Director
-----------------------------
       Donald L. Luke

     /s/ LUCIAN MORRISON       Director
-----------------------------
       Lucian Morrison

          Signature                          Title
          ---------                          -----

 /s/ WILLIAM M. MOUNGER, II      Director
-----------------------------
   William M. Mounger, II

    /s/ JOHN M. SULLIVAN         Director
-----------------------------
      John M. Sullivan

       /s/ GRAY H. MUZZY
*By: ________________________
        Gray H. Muzzy
(Attorney-in-fact for persons
         indicated)